SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Kimco Realty Corporation
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3333 New Hyde Park Road New Hyde Park, NY 11042-0020

Notice of Annual Meeting of Stockholders

Dear Stockholder:

We cordially invite you to attend the annual stockholders’ meeting of Kimco Realty Corporation, a Maryland corporation (the “Company”). The meeting will be held on Tuesday, May 6, 2014 at 10:00 a.m. (local time), at the Grand Hyatt New York, 109 E. 42nd Street, New York, NY 10017. At the annual meeting, stockholders will be asked to consider and vote upon the following matters:

1.	the election of nine directors to serve for a term of one year and until their successors are duly elected and qualify;
2.	the approval of an amendment to the Company’s Charter to eliminate supermajority voting requirements;
3.	the advisory resolution to approve the Company’s executive compensation (“Say-on-Pay”) as described in the Proxy Statement;
4.	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014; and
5.	such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

The Proxy Statement more fully describes these proposals.

The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Director nominees named in the Proxy Statement; FOR the approval of an amendment of the Company’s Charter to eliminate supermajority voting requirements; FOR the advisory resolution to approve the Company’s executive compensation as described in the Proxy Statement; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014.

Only holders of our common stock, par value $0.01 per share, at the close of business on Friday, March 7, 2014, the record date, are entitled to notice of and to vote at the annual meeting and any postponement or adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our annual meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about March 24, 2014, and provide access to our proxy materials over the Internet, beginning on March 24, 2014, for the holders of record and beneficial owners of our Common Stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our annual report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet.

YOUR PROXY IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, please authorize your proxy as soon as possible to ensure that your shares will be represented at the annual meeting.

By Order of the Board of Directors,

Bruce M. Rubenstein
Senior Vice President, General Counsel and Secretary
March 24, 2014

Table of Contents

2014 PROXY STATEMENT AT A GLANCE	3

PROPOSAL 1 Election of Directors	9
General Information About the Board of Directors	12
Director Independence	13
Corporate Governance	13
Committees of the Board of Directors	15
Executive Officers	18
Security Ownership of Certain Beneficial Owners and Management	19

COMPENSATION DISCUSSION AND ANALYSIS	21
Introduction	21
Executive Summary	21
Elements of our Executive Compensation Program	23
Analysis of Each NEO’s Compensation	28
Comparison to Competitive Market	31
Additional Compensation Considerations	32
Executive Compensation Committee Report	34

COMPENSATION TABLES	35
Potential Payments upon Termination or Change in Control	39
Equity Participation Plan	41
Equity Compensation Plan Information	41
Compensation of Directors	42
Certain Relationships and Related Transactions	43
Audit Committee Report	45

PROPOSAL 2 Charter Amendment to Eliminate Supermajority
Voting Requirements	46

PROPOSAL 3 Advisory Resolution to Approve the Company’s
Executive Compensation	47
Independent Registered Public Accountants	48

PROPOSAL 4 Ratification of the Appointment of PricewaterhouseCoopers LLP
as the Company’s Independent Registered Public Accounting Firm	49

OTHER MATTERS	49

ATTENDANCE AND VOTING PROCEDURES AT THE ANNUAL MEETING	51

ANNEX A	52

2014 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Annual Meeting of Stockholders

•	Time and Date:	10:00 a.m. (local time), May 6, 2014
•	Place:	Grand Hyatt New York 109 E. 42nd Street New York, NY 10017
•	Record Date:	Stockholders as of the close of business on March 7, 2014 are entitled to vote.
•	Admission:	Please follow the instructions on page 51

Meeting Agenda and Voting Matters

		Board’s Voting	Page References
Proposal		Recommendation	(for more detail)
1.	Election of Directors	FOR EACH NOMINEE	9
2.	Charter Amendment to Eliminate Supermajority Voting Requirements	FOR	46
3.	Advisory Resolution To Approve Executive Compensation	FOR	47
4.	Ratification of Independent Accountants	FOR	49

Director Nominees (Proposal No. 1)

Each director nominee is elected annually by a majority of votes cast (see pages 9 through 12 of this Proxy Statement for further detail).

Name	Age	Director Since	Independent	Committees
Milton Cooper	85	Co-Founder		—
Phillip E. Coviello	71	2008	•	AC, CC, NCG
Richard G. Dooley	84	1991	•	AC, CC, NCG*
Joe Grills	79	1997	•	AC, CC*, NCG
David B. Henry	65	2001		—
F. Patrick Hughes	66	2003	•	AC*, CC, NCG
Frank Lourenso	73	1991	•	AC, CC, NCG
Colombe M. Nicholas	69	2011	•	CC, NCG
Richard B. Saltzman	57	2003	•	CC, NCG

AC	Audit Committee
CC	Executive Compensation Committee
NCG	Nominating and Corporate Governance Committee
*	Chair

Attendance	Attendance at Board and Committee meetings during 2013 averaged over 97% for directors as a group, and no director attended fewer than 87% of the aggregate of the total meetings of the Board and of the Committees on which each director serves.

Key Qualifications	Senior Leadership Experience, Industry/Global Experience, Financial Expertise, Regulated Industries/Government Experience, Public Company Board Experience (see pages 9-12 of this Proxy Statement for additional detail).

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Kimco Realty Corporation 2014 Proxy Statement	3

2014 PROXY STATEMENT AT A GLANCE

Charter Amendment to Eliminate Supermajority Voting Requirements (Proposal No. 2)

We are requesting that the stockholders approve an amendment to the Charter of the Company (the “Charter”) to eliminate supermajority voting requirements from the Charter.

The Board of Directors recommends a vote FOR Proposal No. 2 as it believes the Charter amendment is in the best interests of the Company.

Advisory Resolution To Approve Executive Compensation (Proposal No. 3)

We are requesting that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement. The Board of Directors recommends a vote FOR Proposal No. 3 as it believes that the 2013 compensation decisions are consistent with key objectives of Kimco’s executive compensation program: to promote long-term performance through emphasis on the individual performances and achievements of our executive officers, commensurate with our business results and to successfully execute our strategy to be the premier owner and operator of neighborhood and community shopping centers through investments primarily in the U.S. and Canada. This proposal was supported by over 99% of the votes cast in 2013 and 2012. Please see the Compensation Discussion and Analysis, Summary Compensation Table and other tables and disclosures beginning on page 21 of this Proxy Statement for a full discussion of our executive compensation.

Performance Highlights

We were able to deliver improved financial results and make progress on our business development strategies. Highlights of the 2013 fiscal year included:

  Achieved funds from operations (“FFO”), as adjusted (non-GAAP) of $543.7 million or $1.33 per diluted share for the full year 2013, representing a 5.6% increase per diluted share over 2012 FFO, as adjusted. See Annex A starting on page 52 for the definition of FFO and FFO, as adjusted and a reconciliation of net income to FFO, as adjusted.

  Gross occupancy in the total combined shopping center portfolio reached 94.6% as of December 31, 2013, representing an increase of 60 basis points from the 2012 year end level of 94.0%.
  Executed 2,473 leases, renewals and options totaling approximately 9.9 million square feet in the combined shopping center portfolio.

  Acquired 32 shopping center properties and eight outparcels comprising an aggregate 4.1 million square feet of GLA in 2013.

  Disposed of 36 operating properties and three outparcels.

  Monetized non-retail assets of $304.7 million and reduced its non-retail book values by $337.3 million to $61.2 million.

  Executed over $600 million of capital raising during 2013 primarily used for the refinancing and repayment of debt resulting in savings of approximately $13.5 million annually.

2013 Compensation Decisions

The table below highlights the 2013 total compensation decisions for each Named Executive Officer (see pages 21-42 of this Proxy Statement for additional detail):

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Milton Cooper	750,000	—	1,484,118	—	852,297	49,730	3,136,145
David B. Henry	800,000	—	1,659,075	—	909,117	40,198	3,408,390
Michael V. Pappagallo*	288,462	—	1,236,765	—	—	26,053	1,551,280
Glenn G. Cohen	625,000	—	1,206,600	—	511,388	53,236	2,396,224
Conor C. Flynn	485,827	—	550,278	30,132	432,075	44,617	1,542,929

*	Mr. Pappagallo served as the Company’s Executive Vice President, Chief Operating Officer until his resignation effective May 20, 2013.

Alignment of Pay with Performance

The following graph shows pay and performance over the five-year period from 2009 to 2013 (as more fully described in the section titled “Compensation Discussion and Analysis”—“Executive Summary” beginning on page 21 of this Proxy Statement). In particular, this graph shows the correlation between our net income, FFO, as adjusted, EBITDA, as adjusted and FFO per share, as adjusted, and the total compensation we paid to our Chief Executive Officer (“CEO”) during the last five fiscal years, based on the amounts reported in the summary compensation tables of our proxy statements for these years.

*	The Total Compensation column for FY2011 does not include Mr. Henry’s unrestricted award of 75,000 shares of the Company’s Common Stock which was awarded to Mr. Henry upon achieving his 10 year anniversary at the Company, pursuant to his original 2001 employment agreement.

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Kimco Realty Corporation 2014 Proxy Statement	5

2014 PROXY STATEMENT AT A GLANCE

Auditors (Proposal No. 4)

We are requesting that the stockholders ratify the appointment of the Company’s independent registered accounting firm for 2014. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014.

Type of Fees	2013	2012
Audit Fees(1)	$1,422,000	$1,372,733
Audit-Related Fees	—	—
Tax Fees(2)	70,733	246,997
All Other Fees(3)	2,460	2,420
Total	$1,495,193	$1,622,150

(1)	Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2013 and 2012 financial statements and internal controls over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and comfort letters issued in connection with debt and equity offerings and filings of the Company’s shelf registration statements, current reports on Form 8-K and proxy statements during 2013 and 2012, (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.
(2)	Tax fees consisted of fees billed for professional services for tax compliance and tax consulting services.
(3)	All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

to be held on May 6, 2014

     We are providing you with this Proxy Statement in connection with the solicitation of proxies to be used at our 2014 Annual Meeting of Stockholders (the “Meeting”) of Kimco Realty Corporation, a Maryland corporation (the “Company”). The Meeting will be held at the Grand Hyatt New York, 109 E. 42nd Street, New York, NY 10017, on Tuesday, May 6, 2014, at 10:00 a.m. (local time) for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement contains important information regarding the Meeting, the proposals on which you are being asked to consider and vote upon, information you may find useful in determining how to vote, and information about voting procedures. As used in this Proxy Statement, “we,” “us,” “our,” “Kimco” or the “Company” refers to Kimco Realty Corporation, a Maryland corporation.

     This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors”). Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax, e-mail or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. The Company will pay fees of approximately $9,500 to Alliance Advisors, L.L.C. for soliciting proxies for the Company.

     Holders of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on March 7, 2014, the record date, may vote at the Meeting. We refer to the holders of our Common Stock as “stockholders” throughout this Proxy Statement. Each stockholder is entitled to one vote for each share of Common Stock held as of the close of business on the record date. At the close of business on the record date there were 410,494,129 shares of Common Stock issued and outstanding. The presence at the Meeting, in person or by proxy, of holders of a majority of such shares will constitute a quorum for the transaction of business at the Meeting.

     Stockholders can vote in person at the Meeting or by authorizing a proxy. There are three ways to authorize a proxy to vote your share:

  By Telephone - Stockholders located in the United States can authorize their proxy by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or

  By Internet - Stockholders can authorize their proxy over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

  By Mail - If you received your proxy materials by mail, you can authorize your proxy by mail by signing, dating and mailing the enclosed proxy card.

     Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (local time) on May 5, 2014.

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Kimco Realty Corporation 2014 Proxy Statement	7

Voting Instructions

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Meeting in order to vote.

If you authorize a proxy to vote your shares, the individuals named on the proxy card or authorized by you by telephone or Internet (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card or authorized your proxies by telephone or Internet without indicating your instructions, your shares will be voted as follows:

FOR the election of all nominees for director (see Proposal 1); FOR the approval of an amendment to the Company’s Charter to eliminate supermajority voting requirements (see Proposal 2); FOR the advisory resolution to approve the Company’s executive compensation (see Proposal 3); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014 (see Proposal 4); and in the discretion of the proxy holder on any other matter that may properly come before the Meeting.

To be voted, proxies must be filed with the Secretary of the Company prior to the Meeting. Proxies may be revoked at any time before exercise at the Meeting (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares (at least ten days prior to the Meeting). A “broker non-vote” occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the New York Stock Exchange (“NYSE”) rules. Broker non-votes and abstentions will be counted for purposes of calculating whether a quorum is present at the Meeting. The vote required for each proposal is listed below:

Broker Discretionary
	Proposal	Vote Required	Voting Allowed
Proposal 1	Election of nine directors	Majority of the votes cast with respect to a nominee (see pages 9 through 12 for further detail)	No
Proposal 2	Amendment to the Company’s Charter to eliminate supermajority voting requirements	Two-thirds of all the votes entitled to be cast on the Proposal	No
Proposal 3	Advisory resolution to approve of the Company’s executive compensation	Majority of the votes cast on the Proposal	No
Proposal 4	Ratification of auditors for fiscal year 2014	Majority of the votes cast on the Proposal	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. The nominees receiving the majority of votes cast will be elected as directors (i.e., the number of shares voted for a director must exceed the number of votes withheld for that director).

With respect to Proposals 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as a vote AGAINST the Proposal. If you ABSTAIN from voting on Proposals 3 or 4, the abstention will have no effect because it will not be a vote cast.

The U.S. Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability or set of

Meeting materials to one address shared by two or more of our stockholders. We have delivered only one Proxy Statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Proxy Statement or annual report, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Proxy Statement and annual report and wish to receive only one copy of future Notices of Internet Availability, proxy statements and annual reports for your household, please contact Broadridge at the above phone number or address.

PROPOSAL 1	Election of Directors

The Company’s Bylaws, as amended (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders. Our Board of Directors is currently comprised of nine directors. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the nine nominees for director designated below to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Nominating and Corporate Governance Committee and approved by the Board of Directors or the Board of Directors may, to the extent permissible by the Bylaws, reduce the number of directors to be elected at the Meeting.

Information Regarding Nominees

Milton Cooper, age 85, is the Executive Chairman of the Board of Directors for the Company. Mr. Cooper served as the Chairman of the Board of Directors and CEO of the Company from November 1991 to December 2009. In addition, Mr. Cooper was Director and President of the Company for more than five years prior to November 1991. In 1960, Mr. Cooper, along with a partner, founded the Company’s predecessor. Mr. Cooper led the Company through its IPO and growth over the past five decades. In addition, Mr. Cooper received a National Association of Real Estate Investment Trusts (“NAREIT”) Industry Leadership Award for his significant and lasting contributions to the REIT industry. Mr. Cooper is also a Director at Getty Realty Corporation. Mr. Cooper graduated from City College in New York and Brooklyn Law School.

Key experience and qualifications to serve on the Board of Directors include:

  Mr. Cooper co-founded the Company and helps maintain the Company’s continuing commitment to its core values of integrity, creativity and stability. Mr. Cooper’s service on the Board of Directors allows the Company to preserve its distinctive culture and history.

  Mr. Cooper’s reputation within the NAREIT community and among the Company’s business partners contributes significantly to the Company’s continued leadership in the REIT industry.

  Mr. Cooper’s ability to communicate, encourage and foster diverse discussions of the Company’s business, together with his five decades of executive leadership experience, make Mr. Cooper a highly effective Executive Chairman of the Board of Directors.

Philip E. Coviello, age 71, has been a Director of the Company since May 2008 and currently serves on the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Mr. Coviello was a partner at Latham & Watkins

LLP, an international law firm, until his retirement from that firm in 2003. In addition, since 1996, Mr. Coviello has been a Director of Getty Realty Corporation, where he serves as Chair of the Audit Committee and as a member of its Compensation and Governance and Nominating Committees. Mr. Coviello holds an A.B. from Princeton University, an L.L.B. from the Columbia University School of Law and an M.B.A. from the Columbia University School of Business.

Key experience and qualifications to serve on the Board of Directors include:

  35 years of experience counseling Boards of Directors and senior management as a corporate lawyer on a wide range of corporate governance, regulatory compliance and other issues that affect public companies.

  Decades of experience as both issuers’ and underwriters’ counsel in capital markets transactions and heavy involvement in the presentation and analysis of hundreds of audited financial statements, pro forma financial statements and SEC filings, including representing the Company in its initial public offering.

  Mr. Coviello’s contributions to the Company’s Audit Committee are bolstered by his service as Chair of the Audit Committee of Getty Realty Corporation, where Mr. Coviello oversees the work of Getty’s Chief Accounting Officer, directly interfaces with Getty’s independent registered public accounting firm and is involved with Getty’s Sarbanes-Oxley internal controls compliance work.

Richard G. Dooley, age 84, has been a Director of the Company since December 1991. Mr. Dooley currently serves as the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Executive Compensation Committees. From 1993 to 2003, Mr. Dooley was a consultant to, and from 1978 to 1993 served as the Executive Vice President and Chief Investment Officer of the Massachusetts Mutual Life Insurance Company. Mr. Dooley

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Kimco Realty Corporation 2014 Proxy Statement	9

PROPOSAL 1 Election of Directors

is a Director, Chair of the Compensation Committee, and member of the Audit and Corporate Governance Committees of Jefferies LLC (formerly Jefferies Group, Inc.), a subsidiary of Leucadia National Corporation (“Leucadia”) (NYSE: LUK) pursuant to a merger between Leucadia and Jefferies Group, Inc. effective March 1, 2013. Mr. Dooley formerly served as a Director and member of the Compensation Committee of Leucadia. Mr. Dooley holds a B.S. degree from Northeastern University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Key experience and qualifications to serve on the Board of Directors include:

  Expertise in corporate strategy development, organizational development and operational and corporate governance issues arising in complex organizations.

  Familiarity with Sarbanes-Oxley compliance, internal auditing and financial controls issues and extensive financial expertise and experience with public accounting matters for global organizations.

  Responsibility for portfolio investing in a wide variety of real estate properties and developments as Executive Vice President and Chief Investment Officer of the Massachusetts Mutual Life Insurance Company, bringing to the Company both executive leadership and real estate investment experience.

  Expertise as a Chartered Financial Analyst and investment professional with decades of experience in analyzing and evaluating financial statements.

Joe Grills, age 79, has been a Director of the Company since January 1997 and is the Chair of the Executive Compensation Committee and a member of the Audit and Nominating and Corporate Governance Committees. Mr. Grills was employed by IBM from 1961 to 1993 and held various positions in financial management in both IBM’s domestic and international businesses. Mr. Grills served as a member (1994-2007) and Co-Chairman of the Board of Directors (2002-2007) of a cluster of BlackRock (Merrill Lynch) Mutual Funds from 1994 to 2007. He was a Director, was Vice Chairman, was Chairman and is currently Chairman Emeritus of the Montpelier Foundation. He is on the Investment Advisory Committee of the Virginia Retirement System, Vice Chairman (2002-2005) and Chairman (2005-2009). In addition, Mr. Grills is a Trustee and Chairman of the Investment Committee of the Woodberry Forest School, a Trustee and Member (Chairman 2007-2011) of the Investment Committee of the National Trust for Historic Preservation (on Finance Committee) and a Director of National Main Street Center, Inc., a subsidiary of National Trust for Historic Preservation (Feb. 2013). Mr. Grills is on the Individual Investment Advisory Committee of the NYSE. He is a former Chairman and member of the Committee on Investment of Employee Benefit Assets of the Association of Financial Professionals. Mr. Grills also participates in research and study sponsored by 20/20 Investment Association. Mr. Grills holds a B.A. from Duke University and an M.B.A. from the University of Chicago.

Key experience and qualifications to serve on the Board of Directors include:

  Experience as IBM’s Chief Investment Officer of the IBM Retirement Fund with wide-ranging expertise in domestic and international financial matters and strategic deliberations.

  Extensive experience with internal audit and business controls while at IBM and on other audit committees.

  Extensive service on boards of directors and memberships on board committees in diverse corporate and non-profit organizations with broad and deep familiarity with corporate governance and executive oversight matters.

  Experience in compensation matters through wide advisory capacities and exposure to current executive compensation trends.

David B. Henry, age 65, has been the CEO of the Company since December 31, 2009, President since December 2008 and Vice Chairman of the Board of Directors since April 2001. Prior to joining the Company, Mr. Henry was the Chief Investment Officer of G.E. Capital Real Estate since 1997 and has held various positions at G.E. Capital for more than five years prior to 1997. Mr. Henry is also a director of Fairfield County Bank, a Connecticut mutual savings bank and a director and Chairman of the Compensation Committee of HCP, Inc. (NYSE: HCP). Mr. Henry is the former Chairman and currently a Trustee of the International Council of Shopping Centers (ICSC) and is currently on the Executive Committee of the Board of Governors of NAREIT. Mr. Henry graduated from Bucknell University with a B.S. in Business Administration and received his M.B.A. from the University of Miami.

Key experience and qualifications to serve on the Board of Directors include:

  Day-to-day leadership, as CEO of the Company, with a valuable perspective on the overall strategic execution of the Company.

  Service for 10 years as the Company’s Chief Investment Officer and leadership in the Company’s investment management process, portfolio reviews, new business initiatives and employee communication efforts.

  23 years of experience at G.E. Capital Real Estate, serving the last 5 years as Chief Investment Officer/Senior Vice President and Chairman of G.E. Capital Investment Advisors.

  Experience on the senior management team for real estate investments totaling more than $20.0 billion in 11 countries worldwide in his role at G.E. Capital.

  Service as a Trustee and former Chairman of the ICSC, Vice Chairman and member of Executive Committee of the Board of Governors of NAREIT and member of The Real Estate Roundtable, provides the Board of Directors with a global understanding of REITs and current industry and market trends.

F. Patrick Hughes, age 66, has been a Director of the Company since October 2003. Mr. Hughes is currently the Chair of the Audit Committee and a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Hughes is a Certified Public Accountant. Mr. Hughes has been the President of Hughes & Associates, LLC since October 2003. In addition, Mr. Hughes was a Director for Nottingham Properties, Inc. from 2001 to 2007 and Chairman of the Board of Directors from 2006 to 2007. Mr. Hughes previously served as the CEO, President and Trustee of Mid-Atlantic Realty Trust from its formation in 1993 to 2003. Mr. Hughes is also a Trustee of the State Retirement and Pension System of Maryland and serves as Vice Chairman of its Investment Committee and is Chairman of its Audit Committee. Mr. Hughes also serves on the Board of Directors of the John Hopkins Prostate Cancer Advisory Board and as the Chair on the Advisory Board for the John Hopkins University Real Estate Institute. Since May 2012, Mr. Hughes has served on the Society of St. Sulpice-Financial Advisory Board. (Mr. Hughes previously served on the Board from 1982 to 2009). Mr. Hughes served on the Board of Directors of Hoffberger Holdings, LLC from 2001 to 2008 and St. Ignatius Loyola Academy 1994 to 2009. Mr. Hughes earned his B.A. from Loyola University in Maryland and his Executive M.B.A. from the Sellinger School of Business in Baltimore, Maryland.

Key experience and qualifications to serve on the Board of Directors include:

  40 years of progressive commercial real estate experience.

  Financial expertise and extensive experience with capital markets transactions and investments in both public and private companies.

  Experience as the founder and CEO of Mid-Atlantic Realty Trust provided Mr. Hughes with real estate industry and entrepreneurial experience which allows him to evaluate the Company’s business climate, strategy and new business opportunities.

Frank Lourenso, age 73, has been a Director of the Company since December 1991. Mr. Lourenso is currently a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Mr. Lourenso was an Executive Vice President of JPMorgan Chase & Co. (“J.P. Morgan,” and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) from 1990 until his retirement in June 2013. Mr. Lourenso was a Senior Vice President of J.P. Morgan for more than five years prior to 1990. Mr. Lourenso is a member of the Board of Trustees of

St. Joseph’s College. Mr. Lourenso holds a B.B.A. and an M.B.A. from Baruch College.

Key experience and qualifications to serve on the Board of Directors include:

  Executive Vice President of J.P. Morgan, one of the world’s leading financial services firms with global scale and reach, bringing to the Board of Directors the perspective of a financial executive with exposure to a wide array of economic, social and corporate governance issues.

  Extensive experience with capital markets matters in the real estate industry and a key contributor to the Board of Directors’ strategic liquidity and capital discussions.

  Expertise in management oversight and financial matters relating to complex global organizations.

Colombe M. Nicholas, age 69, has been a Director of the Company since May 2011. Ms. Nicholas is currently a member of the Executive Compensation and Nominating and Corporate Governance Committees. Ms. Nicholas has served as a consultant since 2002 to Financo Global Consulting, the international consulting division of Financo, Inc., focusing on identifying expansion opportunities and providing growth advice to companies. Ms. Nicholas’ retail experience includes Bonwit Teller, Bloomingdale’s and R.H. Macy. From the 1980s to 2000, Ms. Nicholas has served as President and CEO of Anne Klein Group, President and CEO of the Orr Felt Company, President and Chief Operating Officer of Giorgio Armani Fashion Corporation and President and CEO of Christian Dior New York. While at Christian Dior New York, Ms. Nicholas led sales growth from $125 million to $425 million. Ms. Nicholas has previously served on the Board of Directors of Oakley, Inc., The Mills Corporation and Tandy Brand. Ms. Nicholas currently serves on the Board of Directors of Herbalife International. Ms. Nicholas has a B.A. from the University of Dayton, a J.D. from the University of Cincinnati College of Law and an honorary doctorate in business administration from Bryant College of Rhode Island.

Key experience and qualifications to serve on the Board of Directors include:

  Over 15 years of experience in the retail industry in various executive positions provides familiarity and a broad understanding of the operation of retail shopping centers.

  Experience as President and CEO at major licensing, apparel and accessory manufacturing corporations provides insight into management’s day to day actions and responsibilities related to sales of those products.

  Experience through service on other public company boards of directors and knowledge of corporate governance best practices in publicly-traded companies in today’s business environment.

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Kimco Realty Corporation 2014 Proxy Statement	11

PROPOSAL 1 Election of Directors

Richard B. Saltzman, age 57, has been a Director of the Company since July 2003. Mr. Saltzman is a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Saltzman has served since May 2003 as the President of Colony Capital LLC, a global real estate investment management firm where Mr. Saltzman shares responsibility for the firm’s global operations and guides the strategic planning, acquisition and asset management activities of Colony and oversees new business initiatives. Mr. Saltzman has been the CEO, President and a Director of Colony Financial Inc. (NYSE: CLNY) since September 2009. Prior to joining Colony Capital LLC, Mr. Saltzman was a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division and held various other positions at Merrill Lynch for more than five years prior to that time. Mr. Saltzman has a B.A. from Swarthmore College and an M.S. from Carnegie-Mellon University.

Key experience and qualifications to serve on the Board of Directors include:

  More than 30 years of experience in real estate, including investing as a principal and as an investment manager, capital markets and investment banking.

  Significant experience with REITs, including initial public offerings, other capital markets products and mergers and acquisitions.

  More than 20 years of direct experience interacting in various capacities with the Company.

Vote Required

Nominees for director shall be elected by a majority of the votes cast in person or by proxy at the Meeting. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. Withheld votes will be treated as votes against the nominee. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

General Information About the Board of Directors

Term of Office. All directors of the Company serve terms of one year and until the election and qualification of their respective successors.

Attendance at Board of Directors and Committee Meetings and 2013 Annual Meeting. The Board of Directors met 8 times in person or telephonically in 2013. Attendance at Board and Committee meetings during 2013 averaged over 97% for directors as a group, and no director attended fewer than 87% of the aggregate of the total meetings of the Board and of the Committees on which each director serves. All of the directors were in attendance at the 2013 Annual Meeting of Stockholders held on April 30, 2013. Our director attendance policy is included in our Corporate Governance Guidelines, which are available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Communications with Directors. The Audit Committee and the non-management directors welcome anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Board of Directors, the Lead Independent Director or the non-management directors by sending a letter by mail addressed to the Board of Directors, the Lead Independent Director or the non-management directors c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, NY, 11042-0020. The Board of Directors has designated Richard G. Dooley as its Lead Independent Director to review these communications and present them to the entire Board of Directors or forward them to the appropriate directors. In addition, the Company maintains an Ethics Helpline, as further discussed in the Company’s Code of Conduct, which allows employees to submit concerns anonymously via phone or the Internet.

Director Independence

Our Board of Directors has adopted a formal set of categorical independence standards for directors. These categorical standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. These categorical standards meet, and in some areas exceed, the listing standards of the NYSE. The Board of Directors’ categorical standards are available along with our Corporate Governance Guidelines on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

In accordance with these categorical standards and the NYSE listing standards, the Board of Directors undertook its annual review of the independence of its directors on February 4, 2014. During this review, the Board of Directors considered transactions and relationships between each director or members of his or her immediate family and the Company. The Board of Directors also considered whether there were any transactions or relationships between directors or members of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board of Directors affirmatively determined that the following nominees for director are independent of the Company and its management under the standards set forth in the categorical standards and the NYSE listing standards:

Philip E. Coviello	Richard G. Dooley
Joe Grills	F. Patrick Hughes
Frank Lourenso	Colombe M. Nicholas
Richard B. Saltzman

In making these determinations, the Board of Directors considered the relationships and transactions described under the caption “Certain Relationships and Related Transactions” beginning on page 43.

In addition, none of the directors’ family members serves as an executive officer, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (“executive officer”) of the Company.

Corporate Governance

Board Leadership Structure. The Board of Directors has separated the roles of the Executive Chairman of the Board of Directors and the CEO in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Executive Chairman of the Board of Directors provides guidance to the CEO, establishes the agenda for Board of Directors meetings in consultation with the CEO and presides over meetings of the full Board of Directors. Because Mr. Cooper, the Executive Chairman, is an employee of the Company and is therefore not “independent,” the Board of Directors has appointed the Chairman of the Nominating and Corporate Governance Committee, Richard G. Dooley, as Lead Independent Director to preside at all executive sessions of “non-management” directors, as defined under the NYSE Listed Company Manual.

Stock Ownership Guidelines. The Board of Directors adopted revised stock ownership guidelines in July 2012 for non-employee directors and executive officers that require each non-employee director and executive officer to own shares of our Common Stock. Under the guidelines, all current non-employee directors must own shares of our Common Stock with a value equal to five times the annual Board of Directors retainer. Executive officers must own shares of our Common Stock with a value equal to a certain multiple of his or her base salary. Our Executive Chairman must own shares of our Common Stock with a value equal to five times base salary, our CEO must own shares of our Common Stock with a value equal to five times base salary, our Chief Operating Officer must own shares of our Common Stock with a value equal to three times base salary, and our Chief Financial Officer must own shares of our Common Stock with a value equal to two times base salary. Equity interests that count toward the satisfaction of the ownership guidelines include shares owned outright, shares jointly owned, restricted shares and shares held in a 401(k) retirement plan. Directors and executive officers have five years from the date they become a member of the Board of Directors or an executive officer to attain these ownership levels or until December 31, 2014 to meet the ownership levels, whichever is later. We believe that all of our directors and executive officers are currently in compliance with the stock ownership requirements.

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Kimco Realty Corporation 2014 Proxy Statement	13

Director Continuing Education. The Company maintains a formal program of continuing education for directors. In 2013, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as cyber security, including issues applicable to particular committees of the Board of Directors. These sessions included detailed presentations on these matters and discussions on each of the covered topics.

Clawback Policy. The Company may seek repayment of cash and equity incentive compensation paid to named executive officers (“NEOs”) in the event of a material misstatement of the Company’s financial results where an NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need to restate. Where the Executive Compensation Committee of the Board of Directors determines that these circumstances exist, the Committee may direct the Company to recover the after-tax portion of the difference between the compensation actually paid or awarded and the compensation calculated using the restated financial statements, based upon the Committee’s view of all relevant facts and circumstances and the best interests of the Company.

Risk Oversight. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

Our Board of Directors administers its risk oversight function with respect to our operating risk as a whole, and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the Audit, Executive Compensation and Nominating and Corporate Governance Committees to oversee selected elements of risk:

  Our Audit Committee selects and engages our independent registered public accounting firm and oversees financial risk exposures, including monitoring the integrity of the financial statements, internal controls over financial reporting and the independence of the independent auditor of the Company. The Audit Committee receives a risk and internal controls assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also monitors our whistleblower hot line with respect to financial reporting matters. The Audit Committee also oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advises on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area have direct access to the Board of Directors, and the Company’s Chief Financial Officer meets regularly with our Audit Committee to discuss and advises on elements of risks related to our credit risk and function. The Audit Committee also oversees risk by working with management to adopt and reviewing annually a code of ethics designed to support the highest standards of business ethics.

  Our Executive Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives that support an appropriate level of risk-taking behavior consistent with the Company’s business strategy.

  Our Nominating and Corporate Governance Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board of Directors leadership structure and membership on Board of Directors Committees.

Our Board of Directors and Committees’ risk oversight responsibilities are discussed further in “Committees of the Board of Directors” below.

Committees of the Board of Directors

The following table identifies the current committee chairs and members:

Nominating
			Executive	and Corporate
		Audit	Compensation	Governance
		Committee	Committee	Committee
Independent Directors	Philip E. Coviello	•	•	•
	Richard G. Dooley	•	•	C
	Joe Grills	•	C	•
	F. Patrick Hughes	C	•	•
	Frank Lourenso	•	•	•
	Colombe M. Nicholas		•	•
	Richard B. Saltzman		•	•

Management Directors	Milton Cooper
David B. Henry

(C) Chair
• Member

Audit Committee. The Audit Committee currently consists of Mr. Hughes, who is Chair of the Audit Committee, and Messrs. Coviello, Dooley, Grills and Lourenso, all of whom are independent directors. Six meetings of the Audit Committee were held in person or telephonically during 2013. Messrs. Hughes, Coviello, Dooley, Grills and Lourenso are each an “audit committee financial expert,” as determined by the Board of Directors in accordance with Item 407(d)(5) of Regulation S-K, and Messrs. Hughes, Coviello, Dooley, Grills and Lourenso are “independent” from the Company as defined by the current listing standards of the NYSE.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as related to the Company’s risk management processes. The Board of Directors and Audit Committee oversee (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in the Audit Committee Charter, as adopted by the Board of Directors. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors. The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the business strategies approved by the Board of Directors. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is an effective approach for addressing the risks facing the Company.

The Audit Committee works with management to adopt and reviews annually a code of ethics designed to support the highest standards of business ethics. The Audit Committee operates under a written charter, as amended, adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended, and the Company’s Code of Business Conduct and Ethics (“Code of Ethics”) is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Executive Compensation Committee. The Executive Compensation Committee currently consists of Mr. Grills, who is Chair of the Executive Compensation Committee, and Messrs. Coviello, Dooley, Hughes, Lourenso and Saltzman and Ms. Nicholas, all of whom are independent directors. The Board of Directors has established an Executive Compensation Committee to: (i) evaluate (in consultation with management or the Board of Directors) and recommend to the Board of Directors for approval the compensation plans, policies and programs of the Company, especially those regarding executive compensation; and (ii) determine and recommend to the Board of Directors for approval the compensation of the Chief Executive Officer and all other executive officers of the Company.

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Kimco Realty Corporation 2014 Proxy Statement	15

More specifically, the Executive Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation of the CEO including changes in base salary, bonus payments and equity awards. For other NEOs, the Executive Compensation Committee reviews their performance against these goals and objectives and, based on its evaluation, approves their total direct compensation. The details of the processes and procedures involved are described in the Compensation Discussion and Analysis beginning on page 21.

Five meetings of the Executive Compensation Committee were held in person or telephonically during 2013. The Executive Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Executive Compensation Committee Charter is on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

The Board of Directors and Executive Compensation Committee, in consultation with management, have reviewed the design and operation of the Company’s incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, and evaluated the relationship between the Company’s risk management policies and practices and these arrangements. As a result of this review, management has determined, and the Board of Directors has affirmed management’s determination, that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they do not encourage the Company’s employees to take excessive or unnecessary risks. The Executive Compensation Committee believes that the combination of the Company’s (i) balanced approach to compensation, (ii) reliance on a variety of performance measures and (iii) use of both quantitative and qualitative assessments of performance reflected in the Company’s compensation program is consistent with the Company’s objectives and risk profile. Accordingly, the performance objectives in the Company’s annual incentive compensation plan are balanced with those contained in the Company’s long-term incentive compensation plan to ensure that both are aligned and consistent with the Company’s long-term business plan. The Company’s mix of equity-based awards has been allocated to ensure an appropriate combination of incentive and retention objectives, and the Company has established stock ownership guidelines to ensure that the interests of the Company’s executive officers are aligned with the interests of the Company’s stockholders.

In reaching its conclusion that the Company’s compensation policies and practices do not encourage excessive and unnecessary risk taking, the Executive Compensation Committee considered several factors including salaries, bonuses and equity awards. The Company’s benefits and retirement plans are not linked to performance. There is an annual performance-based bonus program for employees that provides a discretionary award based on their respective level in the Company, individual performance and overall Company performance. While the Company’s bonus program for its leasing personnel is tied to personal production for new lease deals and renewals, management is comfortable that this bonus opportunity fairly incentivizes leasing personnel without being excessive. In addition, executive bonuses and equity awards are based on certain performance measures (established by the Executive Compensation Committee and management) including, but not limited to, funds from operations, results from operations, contributions from real estate investment programs, other financial considerations, individual performance and enterprise-wide performance. The Company’s long-term equity awards consist primarily of performance shares, restricted stock and stock options. These awards are intended to further link recipients’ interests with stockholder interests. The Company’s Executive Severance Plan with its NEOs and certain members of management provides severance protections. Since there are no performance-based aspects of these severance arrangements, and the Company generally retains the ability to terminate an executive “for cause” without triggering severance, the Executive Compensation Committee does not believe these agreements encourage excessive risk-taking. The Executive Compensation Committee believes that it is not overly reliant on any single measure of performance and assesses actual results against each performance measure as well as taking into account overall performance compared to targets. In addition to the quantitative performance measures, the Executive Compensation Committee also assesses the broader business environment and relative performance of the Company to evaluate individual performance. Finally, the Executive Compensation Committee considers changes in the business, industry and capital markets environment in determining compensation policies and practices.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Mr. Dooley, who is Chair of the Nominating and Corporate Governance Committee, and Messrs. Coviello, Grills, Hughes, Lourenso and Saltzman and Ms. Nicholas, all of whom are independent directors. The functions of the Nominating and Corporate Governance Committee include recommending candidates for annual election to the Board of Directors and filling vacancies on the Board of Directors that may arise from time-to-time and senior management succession. The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board of Directors, as well as candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s Proxy Statement. Recommendations should be submitted to the Secretary of the Company. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

As described in the Company’s Corporate Governance Guidelines, consideration is given to assuring that the Board of Directors, as a whole, considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. We believe a diverse group can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment. The Board of Directors and Nominating and Corporate Governance Committee take into account many factors in recommending candidates for a director position. These factors include, but are not limited to, the ability to make independent analytical inquiries; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment; understanding of the Company’s business on a technical level; other board service and educational and professional background. In addition, each candidate nominee must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual candidate by considering all appropriate factors as a whole. The Company’s approach favors active deliberation rather than using rigid formulas to assign relative weights to these factors. Following the end of each fiscal year, the Nominating and Corporate Governance Committee establishes the criteria for and conducts an annual assessment of the performance of the Board of Directors with respect to these factors. Consideration of other corporate governance principles or modifications of such principles may also be discussed at that time.

The Nominating and Corporate Governance Committee is also responsible for ensuring that the Company adheres to good corporate governance principles and for developing and implementing the Company’s Corporate Governance Guidelines that apply to all of its directors and management. The Nominating and Corporate Governance Committee is also charged with the task of ensuring the Company’s compliance with all NYSE listing requirements. Four meetings of the Nominating and Corporate Governance Committee were held in person or telephonically during 2013. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. Copies of the Nominating and Corporate Governance Committee charter and the Corporate Governance Guidelines, are available on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests it.

The Nominating and Corporate Governance Committee is responsible for reviewing the leadership structure of the Board of Directors. As part of this review, the Committee evaluates (i) whether to have a Lead Independent Director, (ii) the responsibilities of the positions of Chairman of the Board of Directors and Lead Independent Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board of Directors should be held by the CEO, an independent director, or a non-independent director other than the CEO. The Committee makes its recommendation to the full Board of Directors, which is responsible for approving the leadership structure of the Board of Directors. The Board of Directors has named Richard G. Dooley as its Lead Independent Director. In this capacity, Mr. Dooley is designated to chair executive sessions of the Company’s Non-Management Directors and to act as a liaison between management and other independent directors.

Meetings of Non-Management Directors. The Non-Management Directors meet in executive session at each in-person Board of Directors meeting, and more frequently if necessary. Non-Management Directors are all those Directors who are not employees of the Company. The Non-Management Directors consist of Messrs. Coviello, Dooley, Grills, Hughes, Lourenso and Saltzman and Ms. Nicholas.

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Kimco Realty Corporation 2014 Proxy Statement	17

Executive Officers

The following table sets forth information with respect to the executive officers of the Company as of March 24, 2014.

			Joined
Name	Age	Position	Kimco
Milton Cooper	85	Executive Chairman of the Board of Directors	Co-Founder
		Vice Chairman of the Board of Directors, President and Chief Executive
David B. Henry	65	Officer	2001
Glenn G. Cohen	50	Executive Vice President, Chief Financial Officer and Treasurer	1995
Conor C. Flynn	33	Executive Vice President, Chief Operating Officer	2003

The executive officers of the Company serve in their respective capacities for approximately one-year terms and are subject to election by the Board of Directors, generally at the time of the annual meeting of the Board of Directors following the 2014 Annual Meeting of Stockholders.

Please see Proposal 1 - Election of Directors - Information Regarding Nominees starting on page 9 for information regarding Milton Cooper and David B. Henry.

Glenn G. Cohen was appointed Chief Financial Officer of the Company in June 2010, and continues as Treasurer, a position he has held since 1997. Mr. Cohen directs the Company’s financial and capital strategy and oversees the day-to-day accounting, financial reporting and planning, tax, treasury and capital market activities. In addition, Mr. Cohen is responsible for the information technology activities of the Company. Prior to joining the Company in 1995 as Director of Accounting and Taxation, Mr. Cohen served as Chief Operating Officer and Chief Financial Officer for U.S. Balloon Manufacturing Company, Chief Financial Officer for EMCO Sales and Service,

L.P. and spent six years at the public accounting firm Coopers & Lybrand, LLP (predecessor to PricewaterhouseCoopers LLP), where he served as a manager in the audit group. Mr. Cohen received a Bachelor of Science degree in accounting from the State University of New York at Albany in 1985. He is a Certified Public Accountant and a member of NAREIT and ICSC.

Conor C. Flynn was appointed Chief Operating Officer of the Company in May 2013. Mr. Flynn directs the strategic and day-to-day activities of the Company's shopping center business. Prior to his current role, Mr. Flynn was President of the Western Region of the Company responsible for directing personnel that handled leasing, property management, construction, asset management and value creation. Mr. Flynn joined the Company in June 2003 as an Asset Manager. Mr. Flynn received a B.S. degree from Yale University and a Master's degree in Real Estate Development from Columbia University. Mr. Flynn is a licensed real estate broker in California, and a member of Urban Land Institute (ULI), NAREIT and ICSC.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information available to the Company, as of March 7, 2014, with respect to shares of its Common Stock and Class H, Class I, Class J and Class K Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company.

	Shares Owned Beneficially (#)						Percent of Class(%)
Name & Address (where required)
of Beneficial Owner	Common		Class H	Class I	Class J	Class K	Common	Class H(1)	Class I(1)	Class J(1)	Class K(1)
The Vanguard Group, Inc.	56,633,205	(2)	—	—	—	—	13.8%	—	—	—	—
100 Vanguard Blvd
Malvern, PA 19355
BlackRock, Inc.	35,275,716	(3)	—	—	—	—	8.6%	—	—	—	—
40 East 52nd Street
New York, NY 10022
Milton Cooper	10,889,083	(4)(5)	—	—	—	—	2.7%	—	—	—	—
c/o Kimco Realty
Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY 11042
David B. Henry	1,500,574	(6)	—	—	—	—	*	—	—	—	—
Glenn G. Cohen	458,242	(7)	—	—	—	—	*	—	—	—	—
Richard G. Dooley	377,180	(8)	—	—	—	—	*	—	—	—	—
Frank Lourenso	355,015	(9)	—	—	—	—	*	—	—	—	—
Joe Grills	245,388	(10)	—	—	—	—	*	—	—	—	—
Conor C. Flynn	199,491	(11)	—	—	—	—	*	—	—	—	—
Richard B. Saltzman	197,756	(12)	—	—	—	—	*	—	—	—	—
F. Patrick Hughes	195,524	(13)	—	—	—	—	*	—	—	—	—
Philip E. Coviello	96,794	(14)	—	—	—	—	*	—	—	—	—
Colombe M. Nicholas	41,340	(15)	—	—	—	—	*	—	—	—	—
All Directors and executive
officers as a group	14,556,387		—	—	—	—	3.5%	—	—	—	—

*	Less than 1%
(1)	Not applicable. The Company's Class H, Class I, Class J and Class K Preferred Stock are, generally, not voting securities of the Company.
(2)	The Company has received a copy of Schedule 13G as filed with the SEC by the Vanguard Group, Inc. ("Vanguard") reporting ownership of these shares as of December 31, 2013. As reported in said Schedule 13G, Vanguard has sole voting power with respect to 1,172,245 shares and has sole dispositive power for 55,647,864 shares.
(3)	The Company has received a copy of Schedule 13G as filed with the SEC by BlackRock, Inc. ("BlackRock") reporting ownership of these shares as of December 31, 2013. As reported in said Schedule 13G, BlackRock has sole voting power with respect to 30,948,208 shares and sole dispositive power with respect to 35,275,716 shares.
(4)	Includes 247,500 shares held by a foundation controlled by Mr. Cooper. Excludes 500,000 shares held in charitable remainder trusts in which Mrs. Cooper is a trustee, as to all of which shares Mr. Cooper disclaims beneficial ownership. Does not include 1,855,645 shares held by Mrs. Cooper and their children, as to all of which shares Mr. Cooper disclaims beneficial ownership. Includes options or rights to acquire 1,143,975 shares of Common Stock that are exercisable within 60 days of March 7, 2014, 38,231 shares held in his 401(k) account and 135,514 shares of restricted stock.
(5)	Excludes 2,065,358 shares held by KC Holdings, Inc., a private corporation in which Mr. Cooper holds less than 10% of the outstanding equity. Mr. Cooper disclaims beneficial ownership of all shares indirectly held by KC Holdings, Inc. and does not share the power to vote or dispose of such shares.
(6)	Includes options or rights to acquire 1,068,975 shares of Common Stock that are exercisable within 60 days of March 7, 2014, 52,884 shares held in his 401(k) account and 149,613 shares of restricted stock. Includes 228,549 shares held in a margin account.
(7)	Includes 412 shares held by Mr. Cohen for his children. Includes options or rights to acquire 249,364 shares of Common Stock that are exercisable within 60 days of March 7, 2014, 11,066 shares held in his 401(k) account and 146,164 shares of restricted stock. Includes 51,235 shares held in a margin account.

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Kimco Realty Corporation 2014 Proxy Statement	19

(8)	Includes options or rights to acquire 129,500 shares of Common Stock that are exercisable within 60 days of March 7, 2014 and 16,375 shares of restricted stock.
(9)	Does not include 4,500 shares owned by Mrs. Lourenso, his spouse, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes 684 shares held by Mr. Lourenso as trustee for the benefit of his granddaughter. Includes options or rights to acquire 129,500 shares of Common Stock that are exercisable within 60 days of March 7, 2014 and 16,375 shares of restricted stock.
(10)	Includes options or rights to acquire 129,500 shares of Common Stock that are exercisable within 60 days of March 7, 2014 and 16,375 shares of restricted stock.
(11)	Includes options or rights to acquire 91,550 shares of Common Stock that are exercisable within 60 days of March 7, 2014, 2,009 shares held in his 401(k) account and 77,125 shares of restricted stock.
(12)	Includes 50 shares held by Mr. Saltzman for his son. Includes options or rights to acquire129,500 shares of Common Stock that are exercisable within 60 days of March 7, 2014 and 16,375 shares of restricted stock.
(13)	Includes options or rights to acquire 129,500 shares of Common Stock that are exercisable within 60 days of March 7, 2014 and 16,375 shares of restricted stock.
(14)	Includes 4,500 shares held in a Testamentary Trust in which Mr. Coviello is a trustee. Does not include 6,500 shares owned by Mrs. Coviello, his spouse, as to all of which shares Mr. Coviello disclaims beneficial ownership. Includes options or rights to acquire 37,000 shares of Common Stock that are exercisable within 60 days of March 7, 2014 and 16,375 shares of restricted stock.
(15)	Includes options or rights to acquire 14,667 shares of Common Stock that are exercisable within 60 days of March 7, 2014 and 15,584 shares of restricted stock.

Compensation Discussion and Analysis

Introduction

We pay our NEOs using salary, annual incentive and equity awards. We seek to pay our NEOs in a way that encourages long-term increases in stockholder value and long-term employee retention. We also recognize that our NEO pay must compete with what comparable employers pay. For 2013, our NEOs were:

  Milton Cooper, Executive Chairman of the Board of Directors;

  David B. Henry, Vice Chairman of the Board of Directors, President and Chief Executive Officer;

  Michael V. Pappagallo, former Executive Vice President and Chief Operating Officer;

  Glenn G. Cohen, Executive Vice President, Chief Financial Officer and Treasurer; and

  Conor C. Flynn, Executive Vice President and Chief Operating Officer.

Our Board of Directors has an Executive Compensation Committee (the “Committee”) that administers and monitors what and how we pay our NEOs and other executives. The Committee held five meetings in person or by phone during 2013. The Committee is comprised of Joe Grills (Chairman), Philip E. Coviello, Richard G. Dooley, F. Patrick Hughes, Frank Lourenso, Colombe M. Nicholas and Richard B. Saltzman. We encourage feedback from our stockholders regarding our executive compensation program. In 2013, over 99% of the votes cast (i.e., excluding abstentions and broker non-votes) in our Say-on-Pay advisory vote approved the proposal.

Our senior management team worked to strategically position Kimco for long-term performance by focusing their efforts on strengthening our portfolio, maintaining our capital and liquidity positions, and operating competitively. Our compensation decisions in 2013 emphasized rewarding corporate / financial performance and individual performances and achievements of our NEOs, commensurate with our business results, to successfully execute our strategy to be the premier owner and operator of neighborhood and community shopping centers through investments primarily in the U.S. and Canada.

Executive Summary

Our Business

Kimco Realty Corporation is one of the nation’s largest publicly traded owners and operators of neighborhood and community shopping centers, measured in gross leasable area (“GLA”). As of December 31, 2013, the Company had interests in 852 shopping center properties aggregating 124.5 million square feet of GLA and 575 other property interests, primarily through the

Company’s preferred equity investments and other real estate investments, totaling 13.2 million square feet of GLA, for a grand total of 1,427 properties aggregating 137.7 million square feet of GLA, located in 42 states, Puerto Rico, Canada, Mexico, Chile and Peru.

2013 Business Highlights

We were able to deliver improved financial results and make progress on our business development strategies. Highlights of the 2013 fiscal year included:

  Achieved funds from operations (“FFO”), as adjusted (non-GAAP) of $543.7 million or $1.33 per diluted share for the full year 2013, representing a 5.6% increase per diluted share over 2012 FFO, as adjusted. See Annex A starting on page 52 for the definition of FFO and FFO, as adjusted and a reconciliation of 2013 net income to FFO, as adjusted.
  Gross occupancy in the total combined shopping center portfolio reached 94.6% as of December 31, 2013, representing an increase of 60 basis points from the 2012 year end level of 94.0%.

  Executed 2,473 leases, renewals and options totaling over 9.9 million square feet in the combined shopping center portfolio.

  Acquired 32 shopping center properties and eight outparcels comprising an aggregate 4.1 million square feet of GLA in 2013.

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Kimco Realty Corporation 2014 Proxy Statement	21

Compensation Discussion and Analysis

  Disposed of 36 operating properties and three outparcels.

  Monetized non-retail assets of $304.7 million and reduced its non-retail book values by $337.3 million to $61.2 million.

  Executed over $600 million of capital raising during 2013 primarily used for the refinancing and repayment of debt resulting in savings of approximately $13.5 million annually.

Executive Compensation and Corporate Governance Highlights

Our compensation philosophy and corporate governance standards are designed to align executive compensation with long-term stockholder interests:

  We maintain a majority vote for the election of directors (uncontested elections). We are requesting our stockholders approve an amendment to the Company’s Charter to eliminate supermajority voting requirements.

  The leadership structure of our Board of Directors consists of an Executive Chairman, a Vice Chairman (who is also our President and CEO), a Lead Independent Director, who is elected by the independent directors, and knowledgeable committee chairs with appropriate experience.

  The Committee’s independent compensation consultant, Pay Governance LLC (“Pay Governance”), is retained directly by the Committee and performs no other services for management.

  The Committee conducts continuous reviews of our compensation strategy, including a review of our compensation-related risk profile so that our compensation-related policies and programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

  A significant portion of our NEOs’ pay is performance based. For example, 76% of the CEO’s total compensation is linked directly to the Company’s performance and 80% of annual long-term incentive opportunities for all NEOs are delivered in performance-based equity awards in the form of performance shares. In 2013, our annual long-term incentive opportunities for our NEOs were in the form of performance shares and restricted stock and starting in 2014, NEOs will only receive performance-based equity awards in the form of performance shares and restricted stock.

  We have stock ownership guidelines for our NEOs and directors. As of December 31, 2013, each of the NEOs and directors who were employed with us satisfied his or her individual stock ownership level. See “Corporate Governance—Stock Ownership Guidelines” on page 13 for more information.

  We maintain a formal program of continuing education for directors. In 2013, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as cyber security, including issues applicable to particular committees of the Board of Directors.

  Our Board of Directors has a policy prohibiting our NEOs and members of the Board of Directors from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities.

  The Company has a policy that limits the pledging of shares to 25% of the value of holdings above the stock ownership requirements for our NEOs and members of the Board of Directors effective December 31, 2014.

  The Company adopted a clawback policy as further described on page 14.

  Our NEOs receive no perquisites or other personal benefits, unless such benefits serve a necessary business purpose, such as the use of Company-provided vehicles and drivers. Additionally our NEOs receive other benefits, such as life insurance as well as other health and welfare programs that are provided to employees generally.

  We maintain an executive severance plan with a “double trigger” change in control arrangement that covers our NEOs and certain other members of the Company’s senior management. The executive severance plan does not provide for any gross-up payments for Parachute Payment Taxes (as defined below).

Stockholder Say-on-Pay Votes

At our 2013 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and in future years such advisory vote will occur annually. Over 99% of the votes cast (i.e., excluding abstentions and broker non-votes) on this Say-on-Pay vote were voted in favor of the proposal. We have considered the results of the 2013 vote and believe the support of our stockholders for the vote proposal indicates that our stockholders are supportive of our approach to executive compensation, including the ratio of performance-based compensation to all other compensation, the ratio of performance-based equity compensation to time-based equity compensation, and the integrity of our peer group. Thus we did not make changes to our executive compensation arrangements in response to the vote. In the future, we will continue to consider the outcome of our Say-on-Pay votes when making compensation decisions regarding our NEOs.

Elements of our Executive Compensation Program

Our executive compensation program provides pay-for-performance compensation that is aligned with the interests of our stockholders and is designed to continue to attract, retain and appropriately motivate our key employees who drive long-term value creation. The following graph shows the correlation between our net income, FFO, as adjusted, EBITDA, as adjusted, and FFO per share, as adjusted, and the total compensation we paid to our CEO during the last five fiscal years, based on the amounts reported in the summary compensation tables of our Proxy Statements for these years.

FFO, as adjusted, EBITDA, as adjusted, and leverage, calculated from debt to total assets, defined as consolidated debt plus JV pro rata share of debt divided by the total gross consolidatd assets and JV share of pro rata gross assets, are the metrics used in our annual incentive program, ensuring that pay and performance, as measured in our executive compensation program, are aligned. See Annex A starting on page 52 for a reconciliation of net income to FFO, as adjusted and EBITDA, as adjusted.

*	The Total Compensation column for FY2011 does not include Mr. Henry’s unrestricted award of 75,000 shares of the Company’s Common Stock which was awarded to Mr. Henry upon achieving his 10 year anniversary at the Company, pursuant to his original 2001 employment agreement.

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Kimco Realty Corporation 2014 Proxy Statement	23

Compensation Discussion and Analysis

The component parts of our executive compensation program are:

Compensation Component	Purpose/Key Characteristics
Base Salary
  Goal: Provide fixed compensation giving a measure of certainty and predictability.

  Determined based on individual qualifications and experience, scope of responsibilities, future potential, the goals and objectives established for each NEO, past performance and the practices of the Company’s peer group.

  Reviewed annually by the Board of Directors and the Committee and subject to change.

Performance-Based Annual Bonus
  Goal: Motivate NEOs based on the Company’s corporate / financial performance and the NEO’s individual performance for the fiscal year.

  Targets are determined by the Committee and based on meeting an achievement level of 100% of the Company’s corporate / financial performance (36% based on actual FFO, as adjusted compared to target FFO, as adjusted (“Target FFO”) for the fiscal year; 12% based on actual retail EBITDA, as adjusted compared to target retail EBITDA, as adjusted (“Target EBITDA”) for the fiscal year; and 12% based on actual leverage compared to target leverage (“Target Leverage”) for the fiscal year) and the NEO’s individual performance targets (40%) against, among other factors, specific quantitative and qualitative goals as further discussed starting on page 28 for the fiscal year.

  Reviewed annually by the Committee and subject to change.

Performance Shares
  Goal: Equity incentive for NEOs linked to Company’s performance to encourage alignment with stockholders and long-term retention.

  Approximately 80% of the value of the annual equity incentive is awarded in the form of performance shares.

  Each performance share award provides for the grant of restricted shares in the year following the date the performance shares are awarded.

  Actual grant of restricted shares based on Company’s total stockholder return in a performance year relative to NAREIT retail peers.

  If Company’s total stockholder return for performance year is less than minimum target level, no restricted stock is granted with respect to the performance shares.

  If earned, the restricted shares attained vest ratably over three years.

Time-Vesting Stock Options and Restricted Stock
  Goal: Equity incentive for NEOs encouraging alignment with the Company’s stockholders and long-term retention.

  Approximately 20% of the value of the annual equity incentive is awarded in form of restricted stock or stock options.

  Restricted stock or stock options vest ratably over four years and stock options have a ten year term.

Consistent with our executive compensation program, the significant majority of the total compensation for our CEO, Mr. Henry, for 2013 was incentive-based, commensurate with business results, and at risk unless such business results were achieved, as illustrated below.

Base Salary

In determining our NEOs’ base salaries, the Committee considered each NEO’s scope of responsibilities, individual qualifications and experience, future potential, past performance and the practices of our peer group, without applying a quantitative formula. We did not seek a specific target within our peer group. Base salary increases, if any, are effective January 1 and are based upon the performance of each NEO as assessed and approved by the Board of Directors and Committee. No formulaic base salary increases are provided to the NEOs, and other forms of compensation are generally used to reward overall Company performance or exceptional performance of a particular NEO. Messrs. Cohen and Flynn received base salary increases for 2013 based on, among other factors, their quantitative and qualitative performance factors as discussed starting on page 28 and in the case of Mr. Flynn, based on his appointment as Chief Operating Officer in May 2013. Messrs. Cooper, Henry and Pappagallo received base salaries for 2013 that reflected no increase from their 2012 base salaries.

  Mr. Cooper received a base salary of $750,000 in 2013.

  Mr. Henry received a base salary of $800,000 in 2013.

  Mr. Pappagallo received a base salary of $750,000 in 2013.*

  Mr. Cohen received a base salary of $625,000 in 2013.

  Mr. Flynn received a base salary of $575,000 in 2013.*

*

Messrs. Pappagallo and Flynn received less than their specified base salaries, as Mr. Pappagallo resigned, and Mr. Flynn was appointed, as the Company's Executive Vice President, Chief Operating Officer effective May 20, 2013. See the compensation tables and footnotes to those tables starting on page 35 for additional details.

Annual Incentive Plan

Under our executive compensation program, each NEO is eligible to receive an annual cash bonus based on the Company’s corporate / financial performance compared to targets and such NEO’s individual performance against specific quantitative and qualitative goals as further discussed starting on page 28. For each NEO’s annual bonus opportunity for 2013, 60% was based on the Company’s corporate / financial performance for the performance year compared to targets as measured by the Company’s (1) FFO, as adjusted for the performance year compared to Target FFO, (2) retail EBITDA, as adjusted compared to Target EBITDA and (3) leverage compared to Target Leverage, and 40% was based on individual NEO performance against specific quantitative and qualitative goals as discussed starting on page 28 and as evaluated by the Committee. The following table shows the percent of the Total Annual Target Bonus each NEO would receive based on achievement of threshold, target and maximum levels for corporate / financial performance and individual performance.

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Kimco Realty Corporation 2014 Proxy Statement	25

Compensation Discussion and Analysis

	Weight as Percent	Annual Incentive Component Earned as
Performance Criteria	of Target Bonus	Percent of the Total Annual Target Bonus(1)
		Threshold	Target	Maximum
Corporate / Financial Performance	60%	30%	60%	90%
Threshold level achieved if as adjusted measures are 90% of target measures
Target level achieved if as adjusted measures are 100% of target measures
Maximum level achieved if as adjusted measures are 110% of target measures
Individual Performance	40%	10%	40%	60%
Evaluation of individual NEO performance by the Executive Compensation Committee
Total Annual Bonus Paid	100%	40%	100%	150%

(1) The annual bonus is interpolated between the threshold and target, and target and maximum performance levels.

The table below shows the target bonus and the bonus actually earned in 2013 for each NEO. Mr. Pappagallo was not eligible to receive a bonus for 2013 because he did not remain employed by us for the entire year. In establishing the target bonuses, we considered the responsibilities of each NEO, Mr. Henry’s recommendations, and the peer group practices discussed in “Comparison to Competitive Market.” The Committee awarded 2013 bonuses based on the following analysis of our corporate / financial performance and each NEO’s individual performance:

  Corporate / Financial Performance. In 2013, the Company’s Target FFO was $1.31 on a diluted per share basis, Target EBITDA was $945 million and Target Leverage was 45%. After the Committee considered the Company’s actual 2013 FFO, as adjusted, retail EBITDA, as adjusted and leverage, the Committee’s payout for the corporate financial incentive was based on an achievement of 101.5%, 100.2% and 100.9% of Target FFO, Target EBITDA and Target Leverage, respectively which resulted in a payout for the corporate financial incentive of 63.45% of each NEO’s 2013 total target bonus.*

  Individual Performance. The Committee’s evaluation of each NEO’s individual performance against, among other factors, specific quantitative and qualitative goals is detailed below in “Analysis of Each NEO’s Compensation” as further discussed starting on page 28. In general, in determining each NEO’s target level, the Committee considered each

*

The corporate financial incentive is calculated as follows: If the Company achieves its target level of 100% of each of the financial measures based upon the percentage weighting of 60% FFO, as adjusted, 20% retail EBITDA, as adjusted, and 20% leverage, then the base corporate financial incentive paid is 60% of the NEO’s target bonus. In 2013, the Company achieved 101.5% of its Target FFO and 100.2% of its Target EBITDA and 100.9% of its Target Leverage resulting in each NEO being paid a corporate financial incentive of 60% (the base amount for achieving the target level of 100%) + 5.4% (the specific amount for achieving 101.5% of Target FFO and 100.2% of Target EBITDA and 100.9% of its Target Leverage for a total achievement of 105.75% of the 60% corporate / financial performance criteria), for a total corporate financial incentive payout of approximately 63.45% of each NEO’s target bonus.

  NEO’s scope of responsibilities, individual qualifications and experience, performance in 2013 and the practices of our peer group, without applying a quantitative formula. In 2013, the Committee also considered the NEOs’ efforts to successfully refocus the Company on its core assets and business amidst continuing economic challenges and uncertainties. The Committee agreed to award each NEO individual performance bonuses of approximately 40% to 60% of each NEO’s 2013 total target bonus.

  Calculation of Total 2013 Bonus. The bonuses actually received by each NEO are determined by adding the corporate / financial performance bonus and the individual performance bonus together. Thus, each NEO earned a total 2013 bonus of approximately 104% to 123% of the 2013 total target bonus.

2013 NEO Bonuses

	2013 Target Bonus	2013 Bonus Earned
Milton Cooper	$800,000	$852,297
David B. Henry	$875,000	$909,117
Glenn G. Cohen	$475,000	$511,388
Conor C. Flynn	$350,000	$432,075

Long-Term Incentive Plan

The Company maintains a long-term incentive plan pursuant to which the Company makes annual equity-based compensation awards to the NEOs. The target number of shares underlying the long-term incentive equity awards were established in February 2013 for the calendar year 2013. In establishing the equity awards, we considered the qualitative factors discussed in “Analysis of Each NEO’s Compensation,” Mr. Henry’s recommendations, and peer group practices discussed in “Comparison to Competitive Market.” We also used our business judgment to determine appropriate equity compensation to recognize the potential of our executive officers for our business and retain our executive officers for the long term.

Approximately 20% of the value of the equity awards are awarded in the form of time-vesting stock options (or, upon election of the NEO, time-vesting restricted stock). Mr. Flynn was awarded 5,400 options and 5,400 shares of restricted stock at the time he was appointed Executive Vice President and Chief Operating Officer. For 2013, the time-vesting awards were granted under the Company’s 2010 Equity Participation Plan, as such plan may be amended from time to time (the “2010 Equity Participation Plan”). The actual time-vesting awards granted are set out in the “Grants of Plan-Based Awards for 2013” table below.

Approximately 80% of the value of the equity awards were awarded in the form of performance shares. The performance share awards were granted under the 2010 Equity Participation Plan. Each performance share award provides for the grant of restricted stock in the year following the year in which the performance shares are awarded based on the Company’s total stockholder return in the performance year compared to the retail index peers (and if the Company’s total stockholder return for the performance year is less than the minimum target level, no restricted stock is granted with respect to such performance shares) according to the following schedule:

Restricted Stock Awards Granted with Respect to Earned Performance Shares Based on Company’s Total Stockholder Return

	Company’s 1 Year Total Stockholder
	Return Percentile in Peer Group
	<25%	25%	50%	≥75%
Restricted Stock Granted*	0%	50%	100%	150%

*	Restricted stock is granted on a linear scale between the 25% and 75% performance percentile.

If the Company’s relative total stockholder return in a performance year results in restricted stock being awarded with respect to such year, the restricted stock awards are subject to transfer restrictions and forfeiture conditions until such awards become vested.

New Long-Term Incentive 3-Year Performance Period

In early 2013, the Committee reviewed changing the performance period used to measure the Company’s performance as related to long-term incentive awards from the current one-year period to a three-year period to better align the long-term incentive awards with competitive practices and stockholder interests and support the Committee’s objectives of long-term value creation. In late 2013, the Committee decided to move toward a three-year performance period, including a transition period for performance shares granted based on 2014 and 2015 performance, with performance shares granted in 2016 to be subject to the full three-year performance period.

The following table shows the target performance share awards and the number of performance shares actually earned for 2013.

2013 Performance Share Awards

	Amount of 2013	Amount of 2013
	Target Performance	Actual Performance
	Shares(1)	Shares(2)(3)
Milton Cooper	49,200	55,990
David B. Henry	55,000	62,590
Michael V. Pappagallo	41,000	—
Glenn G. Cohen	40,000	45,520
Conor C. Flynn(4)	—	—

(1)	Represents the number of restricted shares that were eligible to be issued to each NEO as payment pursuant to the 2013 performance share awards based on target level total stockholder return for the Company during 2013.
(2)	Represents the number of restricted shares received in February 2014 by each NEO as payment pursuant to the 2013 performance share awards based on the Company’s actual total stockholder return during the 2013 performance year.
(3)	We achieved an actual total stockholder return of 6.49% and relative total stockholder return of 56.9% which correlates to payment with respect to 113.8% of the target number of performance shares.
(4)	Mr. Flynn did not receive a performance share award for 2013 because he was appointed Chief Operating Officer in May 2013.

Companies listed in the NAREIT Retail Index on January 1st of each calendar year (excluding the Company) are the peer group used to determine relative total stockholder return and the number of shares of restricted stock payable with respect to performance shares in each respective year. For 2013, these companies were:

     Acadia Realty Trust
     Agree Realty Corp.
     Alexander’s Inc.
     CBL & Associates Properties Inc.
     Cedar Shopping Centers Inc.
     DDR Corp.
     Equity One Inc.
     Excel Trust
     Federal Realty Investment Trust
     General Growth Properties, Inc.
     Getty Realty Corp.
     Glimcher Realty Trust
     Inland Real Estate Corp.
     Kite Realty Group Trust
     The Macerich Company
     National Retail Properties Inc.
     Pennsylvania Real Estate Investment Trust
     Ramco-Gershenson Properties Trust
     Realty Income Corporation
     Regency Centers Corp.
     Retail Opportunity Investment Corp.
     Retail Properties of America, Inc.
     Rouse Properties, Inc.
     Saul Centers Inc.
     Simon Property Group Inc.
     Spirit Realty Capital, Inc.
     Tanger Factory Outlet Centers Inc.
     Taubman Centers Inc.
     Urstadt Biddle Properties Inc.
     Weingarten Realty Investors

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Kimco Realty Corporation 2014 Proxy Statement	27

Compensation Discussion and Analysis

The vesting schedule for the time-vesting awards and performance share awards is set forth below:

	Grant Year	Year 1	Year 2	Year 3	Year 4
Time-Vesting Awards:*
Vests ratably over four years starting in Year 1.	Stock Options (or, upon the NEO’s election, Restricted Stock) granted; none vested.	25%	25%	25%	25%

	Performance Year	Year 1	Year 2	Year 3	Year 4
Performance Shares:	Performance Shares awarded; none vested.	Restricted stock granted (based on performance shares earned); none vested.	33 1/3%	33 1/3%	33 1/3%
  Performance shares granted in the performance year.
  In Year 1, restricted stock granted based on performance shares earned from Company’s total stockholder return in the performance year.
  Restricted stock vests ratably over three years, starting in Year 2.

*	Each NEO has the option of electing, prior to the granting of awards, to receive his annual grant of time-vesting stock options in the form of a restricted stock award and all of the NEOs chose to do so in 2013. We calculate the amount of restricted stock to be received based on a ratio of the then approximate fair value of the options over the Common Stock trading price.

Analysis of Each NEO’s Compensation

The Committee considers each of the NEO’s quantitative and qualitative performance factors as a whole in determining each NEO’s salary and the individual performance component of each NEO’s annual bonus. Individual members of the Committee may give different weights to different factors. We also consider our CEO’s evaluation of our individual executives’ performance and his recommended set of compensation actions for all NEOs. The Committee uses its business judgment to determine appropriate compensation in order to recognize the contributions and potential of our executives.

Milton Cooper

Mr. Cooper serves as the Company’s Executive Chairman of the Board of Directors and in 2013, earned total compensation as set forth in the “Summary Compensation Table” below.

For Mr. Cooper, the following individual performance factors were considered in determining his compensation:

  Promoted sustained excellence through communication, culture, organization and integration and demonstrated and promoted key company values of integrity, creativity and stability.

  Developed and directed an effective overall strategy to upgrade the Company’s portfolio by aggressively selling 36 lower-quality properties and adding 32 high-quality assets, while maintaining a balanced and diversified portfolio.

  Developed disposition lists and helped formulate long-term target markets.
  Continued to reduce investments in non-retail and non-strategic centers. Non-retail assets were reduced to less than 0.5% of total assets.

  Partnered with Mr. Henry in closing dispositions from the Company’s Latin America portfolio totaling in excess of $1.1 billion.

  Supported continued efforts to build an independent underwriting, closing and due diligence team.

  Sourced a $33 million acquisition opportunity in Elmsford, NY by working with the bankruptcy estate of a retailer.

  Invested extensive time mentoring the newly appointed Chief Operating Officer as well as several other members of the executive management team, and motivated them to preserve and create short-term and long-term stockholder value.

  Strengthened relationships with large retailers and important tenants by working with the Chief Operating Officer and Regional Presidents to build relationships through ICSC meetings, conferences and portfolio reviews.

  Represented the Company externally, including with tenants, operators and managers, the investor community, industry organizations and the media, to enhance the Company’s reputation and communicate its strengths and competitive advantages.

David B. Henry

Mr. Henry serves as the Company’s President, CEO and Vice Chairman of the Board of Directors and in 2013, earned total compensation as set forth in the “Summary Compensation Table” below.

For Mr. Henry, the following individual performance factors were considered in determining his compensation:

  Oversaw implementation of corporate strategy for U.S. shopping center operations with emphasis on growing core markets and exiting non-core markets, shifting towards larger size assets and more urban oriented properties, and increasing asset and property management initiatives and resources and communicated such strategy to the market via an Investor Day in December 2013, investor roadshows, analyst earnings calls, NAREIT meetings, the Kimco blog and social media platforms and other marketing materials.

  Increased FFO per share, as adjusted from $1.26 in 2012 to $1.33 for 2013 and achieved combined pro rata portfolio occupancy of 94.5% and same site NOI growth of 3.5% (3.8% excluding currency effects).

  Achieved new business acquisition volume of $876 million including purchase of joint venture partner interests.

  Led monetization efforts in Latin America reducing exposure by $365 million and led the continued disposition of non-strategic retail assets by selling 35 properties in 2013 and closing the sale of the InTown portfolio to Starwood Capital.

  Continued to reduce preferred equity retail portfolio by acquiring partner interests, property sales, or refinancing, reducing the total from $84.2 million at December 31, 2012 to $71.3 million at December 31, 2013.

  Generated preferred equity profits in excess of $22 million.

  Achieved corporate leverage levels of 5.5x Net Debt to EBITDA as adjusted and fixed charge coverage of 2.9x at year end 2013 primarily from increased property level performance attributable to higher occupancy and increased leasing spreads.

  Continued to maintain effective relationships with rating agencies, analysts, major stockholders, large retailers, industry trade groups and institutional joint venture partners and maintained the Company’s BBB+/BBB+/Baa1 unsecured debt ratings.

  Supported the Chief Financial Officer in efforts to capitalize on historically low interest rates by issuing U.S. and Canadian long term debentures and preferred stock and refinancing 26 mortgages totaling over $832 million.

  Actively participated in NAREIT, and elected Vice-Chairman of NAREIT for 2014. Actively involved in ICSC and named a member of the Executive Committee and Nominating and Governance Committee. Participated in ICSC efforts on Main Street Fairness legislation. Actively involved as a member of the Real Estate Roundtable and the Real Estate Advisory Committees of local universities.

Michael V. Pappagallo

Mr. Pappagallo served as the Company’s Executive Vice President and Chief Operating Officer until his resignation effective May 20, 2013, and in 2013, earned total compensation as set forth in the “Summary Compensation Table” below.

Glenn G. Cohen

Mr. Cohen serves as the Company’s Executive Vice President, Chief Financial Officer and Treasurer and in 2013, earned total compensation as set forth in the “Summary Compensation Table” below.

For Mr. Cohen, the following individual performance factors were considered in determining his compensation:

  Successfully completed the issuance of (i) a new $350 million ten-year unsecured bond at a coupon rate of 3.125%, (ii) a new CAD$200 million seven-year unsecured bond at a coupon rate of 3.855% and (iii) renewed the Company’s 1 billion Mexican peso denominated ($77 million U.S. equivalent) facility for an additional five-year term on a floating rate basis, with the flexibility to repay at any time without penalty. These collective financings will provide savings of approximately $13.5 million annually.

  Sourced over $830 million of new mortgage financing in 26 separate transactions for both the refinancing of maturing debt and new capital for the joint venture with Blackstone. The mortgage financing activity provided coupon savings of approximately 200 basis points per transaction. In addition, the company sourced these loans directly, without the use of an outside broker, saving the joint ventures and the Company an estimated $2.5 million in fees.

  Maintained immediate liquidity of more than $1 billion at all times throughout 2013 via access to our $1.75 billion revolving credit facility and cash on hand. Our liquidity position at December 31, 2013 was over $1.5 billion.

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Kimco Realty Corporation 2014 Proxy Statement	29

Compensation Discussion and Analysis

Glenn G. Cohen Objectives continued

  Maintained Net Debt/EBITDA as adjusted in a range of 5.5x - 6.0x, a level viewed as vital to maintain our BBB+/BBB+/Baa1 unsecured debt ratings, ending the year at 5.5x.

  Improved Fixed Charge Coverage Ratio as calculated by S&P to 2.8x, and by Moody’s to 2.7x. Our internal calculation has improved to 2.9x.

  Continued to strengthen and broaden the Company’s commercial and investment banking and rating agency relationships, while maintaining ratings of BBB+/BBB+/Baa1.

  Sourced over $1.5 billion of new capital from our commercial banking and investment banking relationships utilizing over 25 different firms.

  Further enhanced relationships with the research analysts and major stockholders and fixed income investors through active participation in non-deal roadshows and trade group conferences including NAREIT and ICSC. Continued development as a key Company spokesperson participating on various panels related to the real estate industry.

  In concert with the senior management team, executed on key areas of corporate strategy including achieving FFO per share, as adjusted, of $1.33 (an increase of 5.6% over 2012 per share level of $1.26); achieving same site NOI growth of 3.5% (3.8% excluding currency effects); increasing gross occupancy in the total combined shopping center portfolio 60 basis points to 94.6%; selling 35 non-strategic U.S. retail properties for a gross price of $350 million as well as selling assets in Mexico, Brazil, Chile and Peru for net proceeds of approximately $380 million; and reducing non-retail investments by over $320 million, bringing the remaining non-retail balance to less than $60 million.

  Redeployed proceeds from sales to acquire 27 shopping centers in key target markets totaling $653 million gross acquisition volume.

  Managed the company’s liquidity and strengthened the balance sheet through his leadership role on financing transactions.

  Actively participated in numerous industry and trade group conferences (Citi CEO Conference, Wells Fargo RIE conference, Barclay’s RIE conference, UBS RIE conference, ICSC and NAREIT) as well as non-deal road shows in the U.S. and Europe.
  Continued to mentor and develop key managers fostering a culture of teamwork, cooperation and enthusiasm.

  Concluded an in-depth review of legal entities for potential tax restructuring benefits, reducing tax compliance costs and eliminating inefficient structures.

Conor C. Flynn

Mr. Flynn serves as the Company’s Chief Operating Officer and in 2013, earned total compensation as set forth in the “Summary Compensation Table” below.

For Mr. Flynn, the following individual performance factors were considered in determining his compensation:

  Achieved overall improvement in U.S. occupancy, leasing spreads, and same site NOI. Overall U.S. occupancy increased by 100 basis points from 93.9% to 94.9%. Leasing spreads were positive for all four quarters of 2013, and U.S. same site NOI increased by 3.8%.

  Achieved ancillary income (including cell towers, trash and solar) revenues of $16.0 million, an increase of 3.1% over 2012.

  Resolved ten of the top 25 vacancies in the strategic portfolio by leasing five vacant anchor boxes and selling five other anchor deals with another four deals in the anchor pipeline.

  Developed a $778 million redevelopment, value-creation pipeline totaling 262 projects through asset tours and recurring regional reviews.

  Actively engaged in the disposition of 35 U.S. non-strategic properties for a gross price of $350 million.

  Captured value-enhancing real estate opportunities through the acquisition of a Publix anchored shopping center in Pensacola, FL; agreed to terms to acquire fee under our ground lease position in Chicago; finalized terms to acquire an Albertsons box shopping center in Mount Dora, FL which will be a redevelopment site; extended a Jewel lease in a Bloomington, IL shopping center that is part of a joint venture that enables Kimco to market the center for sale.

  Reduced exposure to challenged retailers and operating formats negatively impacted by e-commerce including electronics, books and office supplies.

  Strengthened retailer relationships by hosting and visiting major retailers to source new deals, review existing portfolio and collaborate to reduce restrictions, exclusives and co-tenancy clauses.

Conor C. Flynn Objectives continued

  Partnered with senior management in furthering information technology initiatives including piloting a mobile commerce initiative at select Kimco centers which focuses on wireless Internet deployment, shopper analytics and loyalty programs with participating tenants, as well as launching an iPad site inspection application to enhance productivity and efficiency.

  Expanded new revenue sources, including electric-vehicle charging stations, cellular towers, and a potential expansion of the solar program. Solar income for 2013 grew to $2.0 million, the highest level since the launch of this program in early 2010.

  Developed the “Clicks to Bricks” program, promoting and incentivizing select online retailers to open brick and mortar stores as a complement to their online presence.
  Worked with management in furthering the Company’s strategic direction by simplifying the business, reducing joint ventures, exiting low growth or at-risk assets and placing a deeper focus on redeveloping high potential assets.

  Continued efforts to develop and enhance the workforce by strengthening the culture of teamwork across all disciplines and businesses; strengthening communications and sharing best practices across regions in all operational areas such as construction, property management, leasing, and redevelopment; and identifying high potential employees and creating mentoring relationships.

  Continued to build relationships with the investment community, peers and colleagues in the REIT industry through executive round tables and by attending numerous industry events (NAREIT and ICSC), non-deal road shows and investor property tours.

Comparison to Competitive Market

We review competitive compensation data from a select group of peer companies and broader survey sources. However, we do not set our NEO pay as a direct function of market pay levels. Instead, we use market data to help confirm that our pay practices are reasonable. Using this data and NAREIT comparison data supplied by the Company, Pay Governance conducted survey data analysis and provided comment and analysis regarding our peer group. At the Committee’s request, Pay Governance prepared an annual report summarizing the Company’s peer group, market data and peer group methodology as well as Pay Governance’s findings and recommendations. This report was discussed with the Committee in early 2013. As a primary reference, Pay Governance gathered proxy pay data for the following REITs with market capitalizations comparable to ours and with whom we compete for executive talent.

     AvalonBay Communities Inc.
     Boston Properties Inc.
     Brookfield Properties Corp.
     DDR Corp.
     Duke Realty Corp.
     Equity One
     Equity Residential
     Federal Realty Investment Trust
     General Growth Properties, Inc.

     Host Hotels & Resorts, Inc.
     The Macerich Company
     Marriott International Inc.
     Prologis
     Public Storage
     Regency Centers Corp.
     Simon Property Group Inc.
     SL Green Realty Corp.
     Starwood Hotel & Resorts Worldwide Inc.
     Ventas Inc.
     Weingarten Realty Investors

The Committee considered the Pay Governance information as an input in its decision making process for determining our NEOs’ compensation. Pay Governance reported directly to the Committee and provided no other services besides executive compensation services to the Company.

The Committee considered whether Pay Governance’s work providing information that the Committee uses when determining compensation for the Company’s NEOs and other executive officers raises any conflicts of interest and determined that no conflicts of interest exist.

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Kimco Realty Corporation 2014 Proxy Statement	31

Compensation Discussion and Analysis

Additional Compensation Considerations

Long-Term Incentives — Equity Awards. The exercise price of stock options granted to our NEOs is 100% of the market closing price of our stock on the date of the grant. As a general principle, we do not time grants in connection with the release of material non-public information.

Our NEOs are eligible to retire at the earlier of age 65 or 20 years of service to the Company and their equity awards (excluding retention or performance awards) would vest immediately upon retirement. Messrs. Cooper and Henry are currently eligible to retire from the Company. We do not maintain special pension plans for our NEOs because we believe this accelerated vesting offsets the lack of such plans. The Committee may accelerate equity vesting at its discretion.

We generally allow our employees (including our NEOs) who are eligible to receive over 7,500 stock options in a particular year to elect, in advance of the grant date, to receive up to 100% of the value of their equity award in the form of restricted stock. We allow these employees to elect to receive stock options or restricted stock in deference to each employee’s personal preferences and circumstances. We calculate the amount of restricted stock to be received based on a ratio of the then approximate fair value of the options over the Common Stock trading price. Beginning August 6, 2008, restricted stock awards which were received through an election to receive restricted stock instead of a stock option grant vest ratably over four years. If an employee receiving restricted stock is terminated prior to vesting for reasons other than death, disability, retirement, without cause or change of control, the employee would not receive the unvested underlying stock. Prior to vesting, recipients of this restricted stock may vote the shares and also receive dividends.

Executive Severance Plan – “Double-Trigger” Change in Control Severance Arrangement. On March 15, 2010, the Executive Compensation Committee adopted the Kimco Realty Corporation Executive Severance Plan, as amended from time to time (the “Severance Plan”) pursuant to which our NEOs and certain other members of the Company’s senior management, are eligible for severance payments if the covered executive’s employment is terminated by the Company without “Cause” or, following a change in control, by the executive for “Good Reason” (each as defined in the Severance Plan), subject to the terms and conditions described in the Severance Plan. Upon a covered termination of employment, a participant will receive two times the sum of (a) the participant’s annual base salary and (b) the amount of the participant’s annual bonus received in the prior year, payable in equal installments over the two years following the termination or in a lump sum if the termination occurs within two years following a change in control. The participant will also receive eighteen months of continued participation in the Company’s health insurance plans or successor plans (running concurrently with the COBRA period) and accelerated vesting of all unvested stock options and restricted stock awards, but not performance share awards. In certain circumstances, if a participant would otherwise have incurred excise taxes under Section 4999 of the Internal Revenue Code (“Parachute Payment Taxes”), his or her payments will be reduced to the “safe harbor amount,” such that no such excise taxes would be due. The Severance Plan does not provide for any gross-up payments for Parachute Payment Taxes incurred by any participant.

Mr. Henry agreed, effective as of March 14, 2013, that the bonus component of his severance pursuant to the Executive Severance Plan shall be based on the average actual bonus he received in the three years immediately prior to the year in which the termination occurs. Mr. Cooper requested and the Company has agreed to cease his participation in the Company’s Severance Plan effective March 14, 2013.

Retirement Plans. We maintain a 401(k) retirement plan (the “401(k) Plan”) in which substantially all of employees, including our NEOs, are eligible to participate. The 401(k) Plan permits participants to defer up to a maximum of 100% of their eligible base salary compensation, up to the federal limit. The Company currently makes matching contributions on a dollar-for-dollar basis to all employees contributing to their 401(k) accounts and who have completed one year of employment with the Company, of up to 5% of the employee’s base salary compensation (and subject to a maximum of $8,500 for highly compensated employees). Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA and Medicare tax. Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals, allow in-service distributions and loans, or require minimum distribution. The 401(k) Plan also includes a Roth 401(k) feature which enables participants to defer some or all of their 401(k) contributions on an after-tax rather than pre-tax basis, allowing for tax-free (federal and most state) distributions on both participant contributions and related earnings at retirement. Generally, participation in the Roth 401(k) allows for tax free distributions if the Roth account has been in place for 5 years and the participant has attained age 59 ½. We do not maintain any other retirement plans for our NEOs or employees. The Company does not provide any pension benefits or any non-qualified deferred compensation to its NEOs or employees.

Tax and Accounting Considerations. The recognition or deferral of period expense in our financial statements did not factor into the allocation of compensation among base salary, bonus and equity awards. Cash salary and bonus are charged as an expense in the period in which the amounts are earned by the NEO. The value of equity awards are amortized ratably into expense over the vesting period, except for the value of equity awards granted to our NEOs eligible for retirement, which were expensed immediately in the periodic financial statements as of the grant date in accordance with FASB ASC 718, which requires immediately expensing of equity awards of employees eligible for retirement.

Section 162(m) of the Internal Revenue Code generally places a $1 million annual limit on the amount of compensation paid to each of the Company’s NEOs who were officers on the last day of the relevant taxable year other than its Chief Financial Officer that may be deducted by the Company for federal income tax purposes unless such compensation constitutes “qualified performance-based compensation” which is based on the achievement of pre-established performance goals set by a committee of the Board of Directors pursuant to an incentive plan that has been approved by the Company’s stockholders. The 2010 Equity Participation Plan provides that certain awards made thereunder may, in the discretion of the plan administrator, be structured in a manner intended to qualify for the “qualified performance-based compensation” exception to the $1 million annual deductibility limit of Section 162(m).

Other provisions of the Internal Revenue Code can also affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Committee takes into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The Committee takes into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

Perquisites. We do not treat our NEOs materially differently from our other senior employees with respect to perquisites. We provided the following perquisites to our NEOs in 2013:

  We provided Messrs. Cooper, Henry and Pappagallo with the use of a car and driver to travel for Company business. Other employees may use these cars for Company business when these cars are not in use by the above mentioned NEOs. Messrs. Cohen and Flynn received a car allowance in the amount of $10,920 for the year 2013 and $5,880 from May 2013 to December 2013, respectively. Beginning December 2013, the Company provided Mr. Flynn with the use of a car to conduct his duties as an executive officer of the Company. Each such NEO may use the car without a driver for personal use.

  We provide certain of our officers and senior executives (including all NEOs) a limited long-term care benefit of $3,500 per month as part of a group policy. These individuals may elect to purchase additional long-term care insurance at their own cost.

  Our NEOs are entitled to participate in our other health and welfare plans on the same terms as other employees.

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Kimco Realty Corporation 2014 Proxy Statement	33

Compensation Discussion and Analysis

Executive Compensation Committee Report

The Executive Compensation Committee (the “Committee”) of Kimco Realty Corporation (the “Company”) has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission Rules to be included in this Proxy Statement.

Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) except that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION
COMMITTEE OF THE
BOARD OF DIRECTORS

Joe Grills, Chairman
Philip E. Coviello
Richard G. Dooley
F. Patrick Hughes
Frank Lourenso
Colombe M. Nicholas
Richard B. Saltzman

Compensation Tables

Executive Compensation. The following table sets forth the summary compensation of the NEOs of the Company for the 2013, 2012 and 2011 calendar years.

Summary Compensation Table for 2013

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name	Year	($)	($)(1)	($)(5)	($)	($)(2)(3)	($)
Milton Cooper Executive Chairman of the Board of Directors	2013	750,000	1,484,118	—	852,297	49,730	3,136,145
	2012	750,000	1,355,153	—	852,297	48,151	3,005,601
	2011	750,000	774,637	206,974	880,000	46,803	2,658,414
David B. Henry Chief Executive Officer	2013	800,000	1,659,075	—	909,117	40,198	3,408,390
	2012	800,000	1,581,435	—	909,117	38,967	3,329,519
	2011	750,000	2,117,887	206,974	905,000	53,365	4,033,226
Michael V. Pappagallo Executive Vice President, Chief Operating Officer	2013	288,462	1,236,765	—	—	26,053	1,551,280
	2012	750,000	1,128,870	—	777,297	45,777	2,701,944
	2011	750,000	695,921	185,942	829,000	43,404	2,504,267
Glenn G. Cohen Executive Vice President, Chief Financial Officer and Treasurer	2013	625,000	1,206,600	—	511,388	53,236	2,396,224
	2012	600,000	1,900,065	—	441,149	51,361	2,992,575
	2011	550,000	436,516	116,632	326,000	42,811	1,471,959
Conor C. Flynn(4) Executive Vice President, Chief Operating Officer	2013	485,827	550,278	30,132	432,075	44,617	1,542,929

(1)	Amounts reflect the compensation cost to the Company in 2013, 2012, and 2011 of the equity awards based on the aggregate grant date fair value recognized in accordance with the provision of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 718. Fair value is determined, depending on the type of award, using the closing price on the date of grant or the Monte Carlo method, both of which are intended to estimate the fair value of the awards at the grant date. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s 2013 Form 10-K. The maximum possible value of the 2013 performance shares on the date they were granted was as follows: $1,828,764 for Mr. Cooper; $2,044,350 for Mr. Henry; $1,523,970 for Mr. Pappagallo; and $1,486,800 for Mr. Cohen. The value of awards granted to the NEOs in 2013 is reflected on the 2013 Grants of Plan-Based Awards table below. Mr. Flynn did not receive any 2013 performance shares because Mr. Flynn was appointed Chief Operating Officer of the Company in May 2013.
(2)	The Company provided Messrs. Cooper, Henry and Pappagallo with the use of a car and driver to travel for Company business. Other employees may use these cars for Company business when these cars are not in use by the above mentioned NEOs. Messrs. Cohen and Flynn received a car allowance in the amount of $10,920 for the year 2013 and $5,880 from May 2013 to December 2013, respectively. Beginning December 2013, the Company provided Mr. Flynn with the use of a car to conduct his duties as an executive officer of the Company. Each such NEO may use the car without a driver for personal use. The NEOs’ drivers are employees who have additional responsibilities at the Company. In 2013, the Company calculated the cost of this perquisite by prorating the cost of each employee’s base salary to reflect the amount of each employee’s time used driving the NEOs. The Company also included the pro-rated value of the NEOs’ cars in the cost of the perquisite. Accordingly, the aggregate incremental cost of this perquisite to the Company in 2013 for Messrs. Cooper, Henry, Pappagallo and Flynn was $15,929, $9,114, $8,375 and $1,593 respectively. The policy on the use of the cars for 2013, 2012, and 2011 is outlined below:

  the cars and drivers were available, when not in use by the foregoing executive officers, for other employees conducting Company business;
  these services were also available under certain circumstances to third parties involved in Company business at the Company’s New Hyde Park location;
  the cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and
  the cars were available to these officers with drivers for commuting and without drivers for personal use.

(3)	All Other Compensation consists of benefits paid by the Company on behalf of the employee. Each of Messrs. Cooper, Henry, Cohen and Flynn received medical/dental/vision benefits in the amount of $20,859 while Mr. Pappagallo received medical/dental/vision benefits in the amount of $8,691. In addition, Messrs. Cohen and Flynn received a vacation-time payout, consistent with the Company’s benefits policy, in the amount of $11,538 and $6,442, respectively.
(4)	Mr. Flynn’s salary was $325,000 annualized from January 1, 2013 to May 19, 2013 and $575,000 annualized for the remainder of the year.
(5)	Amounts reflect the compensation cost to the Company in 2013 of the equity awards based on the aggregate grant date fair value recognized in accordance with the provision of FASB ASC 718. The fair value of each award is estimated on the date of grant using the Black-Scholes option pricing formula. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s 2013 Form 10-K. The value of awards granted to Mr. Flynn in 2013 is reflected on the 2013 Grants of Plan-Based Awards table below.
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Kimco Realty Corporation 2014 Proxy Statement	35

Compensation Tables

The following table provides information on non-equity and equity incentive plan awards granted to the NEOs during 2013:

Grants of Plan-Based Awards for 2013

								All Other
								Stock		All Other
		Estimated Possible Payouts				Estimated Possible		Awards:		Option
			Under Non-Equity			Payouts Under		Number		Awards:		Exercise	Grant Date
		Incentive Plan Awards(4)			Equity Incentive Plan Awards(5)			of Shares		Number		or Base	Fair Value of
								of		of Securities		Price of	Stock and
								Stock or		Underlying		Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options		Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)		(#)		($/Sh)	($)(1)(3)
Milton Cooper		320,000	800,000	1,200,000
	2/13/2013				24,600	49,200	73,800						1,219,176
	2/13/2013							12,300					264,942
David B. Henry		350,000	875,000	1,312,500
	2/13/2013				27,500	55,000	82,500						1,362,900
	2/13/2013							13,750					296,175
Michael V.
Pappagallo(7)		300,000	750,000	1,125,000
	2/13/2013				20,500	41,000	61,500						1,015,980
	2/13/2013							10,250					220,785
Glenn G. Cohen		190,000	475,000	712,500
	2/13/2013				20,000	40,000	60,000						991,200
	2/13/2013							10,000					215,400
Conor C. Flynn		140,000	350,000	525,000
	5/20/2013									5,400	(6)	24.12	30,132
	5/20/2013							5,400	(6)				130,248
	2/13/2013							19,500	(6)				420,030

(1)	All awards are granted under the Kimco Realty Corporation 2010 Equity Participation Plan.
(2)	As described above, each of the NEOs elected to receive a time-vesting restricted stock award in lieu of a time-vesting stock option award in 2013. Represents restricted stock awards granted on February 13, 2013 under the 2010 Equity Participation Plan. All restricted stock awards vest in 25% increments on each of the first, second, third, and fourth anniversaries of the grant date.
(3)	Fair value is determined, depending on the type of award, using the Black-Scholes option pricing formula, the Monte Carlo method or the closing price per share of our Common Stock on the date of grant, which are intended to estimate the grant date fair value of the options, the performance shares and restricted stock, respectively. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s 2013 Form 10-K.
(4)	The actual payout amounts are set out in the Summary Compensation Table.
(5)	The actual awards are set out in the 2013 Performance Share Awards Table.
(6)	Mr. Flynn was awarded 5,400 options and 5,400 shares of restricted stock at the time he was appointed Executive Vice President and Chief Operating Officer. He had been awarded 15,600 options at the annual grant that he converted to 3,900 shares of restricted stock. He also received 15,600 shares of restricted stock for the annual grant.
(7)	Mr. Pappagallo’s last day of employment was May 17, 2013.

The following table provides information on outstanding equity awards as of December 31, 2013 for each NEO.

Outstanding Equity Awards at December 31, 2013

		Option Awards				Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
						Number			Awards:	Awards:
						of Shares		Market	Number of	Market or
						or		Value of	Unearned	Payout Value
		Number of	Number of			Units of		Shares or	Shares,	of Unearned
		Securities	Securities			Stock		Units of	Units or	Shares, Units
		Underlying	Underlying			That		Stock	Other Rights	or Other
		Unexercised	Unexercised	Option	Option	Have Not		That	That Have	Rights That
	Grant	Options (#)	Options (#)	Exercise	Expiration	Vested		Have Not	Not Vested	Have Not
Name	Date	Exercisable(1)	Unexercisable(1)	Price ($)	Date	(#)		Vested (#)	(#)(4)	Vested (#)
Milton Cooper	12/7/2004	225,000		28.48	12/7/2014
	8/31/2005	200,000		31.62	8/31/2015
	8/16/2006	200,000		40.09	8/16/2016
	8/8/2007	200,000		41.06	8/8/2017
	8/6/2008	200,000		37.39	8/6/2018
	8/6/2009	43,600		11.54	8/6/2019
	3/18/2010	32,175	10,725	15.64	3/18/2020	17,160	(2)	338,910
	2/17/2011	21,650	21,650	18.85	2/17/2021	22,054	(2)	435,567
	2/16/2012					45,918	(1)(2)	906,881
	2/13/2013					12,300	(1)	242,925	49,200	1,219,176
David B. Henry	12/7/2004	150,000		28.48	12/7/2014
	8/31/2005	200,000		31.62	8/31/2015
	8/16/2006	200,000		40.09	8/16/2016
	8/8/2007	200,000		41.06	8/8/2017
	8/6/2008	200,000		37.39	8/6/2018
	8/6/2009	43,600		11.54	8/6/2019
	3/18/2010	32,175	10,725	15.64	3/18/2020	17,160	(2)	338,910
	2/17/2011	21,650	21,650	18.85	2/17/2021	22,054	(2)	435,567
	2/16/2012					53,586	(1)(2)	1,058,324
	2/13/2013					13,750	(1)	271,563	55,000	1,362,900
Michael V.
Pappagallo(5)
Glenn G. Cohen	12/7/2004	56,489		28.48	12/7/2014
	8/31/2005	30,000		31.62	8/31/2015
	8/16/2006	40,000		40.09	8/16/2016
	8/8/2007	40,000		41.06	8/8/2017
	8/6/2008	40,000		37.39	8/6/2018
	8/6/2009	10,900		11.54	8/6/2019
	3/18/2010	7,725	2,575	15.64	3/18/2020	4,121	(2)	81,390
	8/4/2010	3,375	1,125	15.20	8/4/2020	1,800	(2)	35,550
	2/17/2011	12,200	12,200	18.85	2/17/2021	12,428	(2)	245,453
	2/16/2012					32,565	(1)(2)	643,159
	2/16/2012					50,000	(3)	987,500
	2/13/2013					10,000	(1)	197,500	40,000	991,200

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Kimco Realty Corporation 2014 Proxy Statement	37

Compensation Tables

		Option Awards				Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
						Number			Awards:	Awards:
						of Shares		Market	Number of	Market or
						or		Value of	Unearned	Payout Value
		Number of	Number of			Units of		Shares or	Shares,	of Unearned
		Securities	Securities			Stock		Units of	Units or	Shares, Units
		Underlying	Underlying			That		Stock	Other Rights	or Other
		Unexercised	Unexercised	Option	Option	Have Not		That	That Have	Rights That
	Grant	Options (#)	Options (#)	Exercise	Expiration	Vested		Have Not	Not Vested	Have Not
Name	Date	Exercisable(1)	Unexercisable(1)	Price ($)	Date	(#)		Vested (#)	(#)(4)	Vested (#)
Conor C. Flynn	12/7/2004	10,000		28.48	12/7/2014
	10/3/2005	5,000		31.55	10/3/2015
	8/16/2006	7,000		40.09	8/16/2016
	8/8/2007	10,000		41.06	8/8/2017
	8/6/2008	15,000		37.39	8/6/2018
	8/6/2009	20,000		11.54	8/6/2019
	3/18/2010	5,250	1,750	15.64	3/18/2020	1,750		34,563
	2/17/2011	6,500	6,500	18.85	2/17/2021	6,500		128,375
	2/16/2012	3,900	11,700	18.78	2/16/2022	11,700		231,075
	2/16/2012					35,000	(3)	691,250
	2/13/2013					19,500	(1)	385,125
	5/20/2013		5,400	24.12	5/20/2023	5,400		106,650

(1)	All stock options and shares of restricted stock vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date.
(2)	All restricted stock granted with respect to earned performance share awards vest in 33 1/3% increments on each of the second, third and fourth anniversaries of the performance share grant date, subject to continued employment with the Company on the applicable vesting date.
(3)	Messrs. Cohen and Flynn’s shares of restricted stock granted on February 16, 2012 vest in 20% increments on each of February 16, 2018, February 16, 2019, February 16, 2020. February 16, 2021 and February 16, 2022, subject to continued employment with the Company on the applicable vesting date.
(4)	Represent performance share awards granted in 2013. Each performance share award provides for the grant of restricted stock in the year following the year in which the performance shares are awarded based on the Company’s total stockholder return in the performance year compared to the Company’s peer group and NAREIT retail peers. If the Company’s total stockholder return for the performance year is less than the minimum target level then no restricted stock is granted. For additional discussion of the performance share awards, see “2013 Performance Share Awards” above.
(5)	Mr. Pappagallo resigned his employment with the Company effective May 20, 2013 and held no outstanding equity awards as of December 31, 2013.

Option Exercises and Stock Vested in 2013

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)
Milton Cooper	—	—	42,418	927,613
David B. Henry	150,000	281,250	42,974	939,684
Michael V. Pappagallo	217,525	987,939	24,681	538,465
Glenn G. Cohen	60,000	121,500	17,221	376,932
Conor C. Flynn	2,000	5,160	12,650	276,667

(1)	Computed as the difference between the closing market price of the underlying stock on the date of exercise and the exercise of the option.
(2)	Computed by multiplying the number of shares of stock by the closing market price of the underlying stock on the vesting date.

Employment Agreements

The Committee determined in 2010 to discontinue use of individual employment agreements with the Company’s executive officers.

Potential Payments upon Termination or Change in Control

Please see “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement” above for a discussion of certain compensation and benefits which our NEOs would receive upon a termination or change in control. None of the NEOs have “single trigger” arrangements that entitle them to benefits solely due to a change in control. However, upon a change in control, our performance share awards would be evaluated based on a shortened performance period ending on the date of the change in control, and any resulting restricted stock as well as any other unvested shares of restricted stock would, if not assumed in the change in control, automatically vest in full.

Mr. Pappagallo resigned his employment with the Company effective May 20, 2013. Mr. Pappagallo was not entitled to any severance payment or benefits in connection with his resignation.

Assumed Termination without Cause

The following table was prepared as though each of the NEOs had been terminated without Cause on December 31, 2013. The assumptions and valuations are noted in the footnotes to the table.

			Stock	Option	Health
Name	Salary ($)(1)	Bonus ($)(1)(2)	Awards ($)(3)	Awards ($)(4)	Benefits ($)(5)	Total ($)(6)
Milton Cooper(7)	$—	$—	$1,924,282	$63,565	$35,619	$2,023,466
David B. Henry(8)	$1,600,000	$1,793,956	$2,104,363	$63,565	$35,619	$5,597,503
Glenn G. Cohen	$1,250,000	$882,298	$1,203,052	$26,682	$35,619	$3,397,651
Conor C. Flynn	$1,150,000	$360,000	$ 885,788	$24,392	$35,619	$2,455,799

(1)	In accordance with the Executive Severance Plan, all NEOs are entitled to 2 times their salary plus bonus upon a termination without Cause.
(2)	In accordance with the Executive Severance Plan, 2012 (prior year) bonus amounts are used for the bonus component in this table.
(3)	In accordance with the Executive Severance Plan, all NEOs are entitled to full vesting of annual restricted stock awards, with the exception of performance and retention awards, upon a termination without Cause.
(4)	Under the Executive Severance Plan, a termination without Cause would result in acceleration of all stock options awards. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2013 ($19.75), multiplied by the number of shares for all unvested options as of December 31, 2013 that were in the money.
(5)	Amounts are based on the cost of coverage during 2013.
(6)	In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations.”
(7)	Mr. Cooper requested and the Company has agreed to cease his participation in the Company’s Severance Plan effective March 14, 2013. Mr. Cooper qualifies for “Retirement” under the terms of his equity award agreements. Accordingly, all of his equity awards, except performance and retention awards, would become fully vested upon the termination of his employment without Cause.
(8)	Mr. Henry’s bonus is calculated as two times the average of the actual annual bonus paid to him for the three years immediately prior to the year in which the termination date occurs.

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Kimco Realty Corporation 2014 Proxy Statement	39

Compensation Tables

Assumed Termination for Death or Disability

The following table was prepared as though each of the NEOs had been terminated due to death or disability on December 31, 2013. The assumptions and valuations are noted in the footnotes to the table.

	Salary	Stock	Option
Name and Principal Position	($)(1)	Awards ($)(2)	Awards ($)(3)	Total ($)
Milton Cooper(4)	$—	$1,924,282	$63,565	$1,987,847
David B. Henry(5)	$400,000	$2,104,363	$63,565	$2,567,928
Glenn G. Cohen(6)	$—	$2,190,552	$26,682	$2,217,234
Conor C. Flynn(6)	$—	$1,577,038	$24,392	$1,601,430

(1)	Represents payments that would be made to the NEO or the NEO’s beneficiary if terminated due to disability or death.
(2)	The vesting of Mr. Cooper’s 97,432, Mr. Henry’s 106,550, Mr. Cohen’s 60,914, and Mr. Flynn’s 44,850 shares of restricted stock would accelerate as a result of termination due to death or disability.
(3)	Under the stock option agreements, termination due to death or disability would result in acceleration of stock options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2013 ($19.75), multiplied by the number of shares for all unvested options as of December 31, 2013 that were in the money.
(4)	Mr. Cooper requested and the Company has agreed to cease his participation in the Company’s Severance Plan effective March 14, 2013. Mr. Cooper qualifies for “Retirement” under the terms of his equity award agreements. Accordingly, all of his equity awards, except performance and retention awards, would become fully vested upon the termination of his employment due to death or disability.
(5)	Pursuant to a letter agreement between Mr. Henry and the Company dated March 15, 2010, Mr. Henry is entitled to receive a lump sum severance payment equal to six months of then current base salary upon a termination of employment due to death or disability.
(6)	The vesting of Mr. Cohen’s retention award of 50,000 restricted shares and Mr. Flynn’s retention award of 35,000 restricted shares granted on February 16, 2012 would accelerate as a result of termination due to death or disability.

Assumed Termination upon a Change in Control

The following table was prepared as though each NEO experienced a termination of employment without Cause or for Good Reason in connection with a change in control on December 31, 2013. The assumptions and valuations are noted in the footnotes to the table.

	Salary	Bonus
	Component of	Component of
	Lump-Sum	Lump-Sum	Stock	Option	Health
	Payment	Payment	Awards	Awards	Benefits
Name and Principal Position	($)(1)	($)(1)(2)	($)(3)	($)(4)	($)(5)	Total ($)(6)
Milton Cooper(7)	$—	$—	$1,924,282	$63,565	$35,619	$2,023,466
David B. Henry(8)	$1,600,000	$1,793,956	$2,104,363	$63,565	$35,619	$5,597,503
Glenn G. Cohen(9)	$1,250,000	$882,298	$2,190,552	$26,682	$35,619	$4,385,151
Conor C. Flynn(9)	$1,150,000	$360,000	$1,577,038	$24,392	$35,619	$3,147,049

(1)	In accordance with the Executive Severance Plan, all NEOs are entitled to 2 times the sum of their salary plus prior year’s annual bonus upon a change in control termination.
(2)	In accordance with the Executive Severance Plan, 2012 (prior year) bonus amounts are used for the bonus component in this table.
(3)	In accordance with the Executive Severance Plan, all NEOs are entitled to full vesting of restricted stock awards, with the exception of performance and retention awards, upon a termination of employment without Cause or for Good Reason in connection with a change in control.
(4)	Under the stock option agreements, termination of employment without Cause or for Good Reason in connection with a change in control would result in acceleration of stock options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2013 ($19.75), multiplied by the number of shares for all unvested options as of December 31, 2013 that were in the money.
(5)	Amounts are based on the cost of coverage during 2013.
(6)	In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations.”
(7)	Mr. Cooper requested and the Company has agreed to cease his participation in the Company’s Severance Plan effective March 14, 2013. Mr. Cooper qualifies for “Retirement” under the terms of his equity award agreements. Accordingly, all of his equity awards, except performance and retention awards, would become fully vested upon the termination of his employment without Cause.
(8)	Mr. Henry’s bonus is calculated as 2 times the average of the actual annual bonus amounts paid to him for the three years immediately prior to the year in which the termination date occurs.
(9)	The vesting of Mr. Cohen’s retention award of 50,000 restricted shares and Mr. Flynn’s retention award of 35,000 restricted shares granted on February 16, 2012 would accelerate as a result of termination upon a change in control.

Equity Participation Plan

Description of Plan. The Company maintains the 2010 Equity Participation Plan for the benefit of its eligible employees, consultants, and directors.

The 2010 Equity Participation Plan authorizes the Executive Compensation Committee to provide equity and/or cash compensation, incentives and awards in the form of stock options, restricted stock, performance shares, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights (“SARs”), other stock-based awards and performance-based awards (which may be payable in either the form of cash or the Company’s Common Stock) structured by the Executive Compensation Committee within parameters set forth in the 2010 Equity Participation Plan, for the purpose of providing the Company’s officers, employees and consultants equity and/or cash compensation, incentives and rewards for superior performance. Key features of the 2010 Equity Participation Plan that reflect the Company’s commitment to effective management of incentive compensation include:

  Limitations on Grants. The number of shares that may be issued or transferred by the Company upon the exercise of incentive stock options may not exceed 10,000,000 in the aggregate, subject to certain adjustments, events and limitations described below.
  No Repricing or Replacement of Options or Stock Appreciation Rights. The 2010 Equity Participation Plan prohibits, without stockholder approval: (i) the amendment of options or SARs to reduce the exercise price and (ii) the replacement of an option or SAR with cash or any other award when the price per share of the option or SAR exceeds the fair market value of the underlying shares.

  No In-the-Money Option or SAR Grants. The 2010 Equity Participation Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of the Company’s Common Stock, generally the closing price of the Company’s Common Stock, on the date of grant.

  Section 162(m) Qualification. The 2010 Equity Participation Plan is designed to allow awards made under the 2010 Equity Participation Plan, including incentive bonuses, to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

  Independent Administration. The Executive Compensation Committee, which consists of only independent directors, administers the 2010 Equity Participation Plan.

Equity Compensation Plan Information

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2013.

(c)
	(a)	(b)	Number of securities
	Number of Securities	Weighted-average	remaining available for
	to be issued upon	exercise price of	future issuance under
	exercise of outstanding	outstanding	equity compensation plans
	options, warrants and	options, warrants	(excluding securities
Plan Category	rights	and rights	reflected in column (a))
Equity compensation plans approved by stockholders	15,374,145	28.79	8,049,534
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	15,374,145	28.79	8,049,534

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Kimco Realty Corporation 2014 Proxy Statement	41

Compensation of Directors

During 2013, members of the Board of Directors and Committees thereof who were not also employees of the Company (“Non-management Directors”) were entitled to receive an annual fee of $50,000. Also, during 2013, the Non-management Directors were entitled to receive a total of $10,000 each as members of the Executive Compensation Committee and $6,000 each as members of the Nominating and Corporate Governance Committee. Mr. Lourenso, as a non-voting Observer of the Executive Compensation Committee and Nominating and Corporate Governance Committee in 2013, was entitled to receive a total of $16,000. The Non-management Directors who are members of the Audit Committee also are entitled to receive an annual fee of $20,000. The chairmen of the Audit, Executive Compensation and Nominating and Corporate Governance Committees were entitled to receive an additional annual fee of $45,000, $35,000 and $16,000, respectively. During 2013, the Lead Independent Director received an additional annual fee of $10,000. In accordance with the Company’s 2010 Equity Participation Plan, the Non-management Directors may be granted awards of deferred stock (“Deferred Stock”) or restricted stock in lieu of directors’ fees. Unless otherwise provided by the Board of Directors, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Employees of the Company who are also directors are not paid any directors’ fees.

The following table sets forth the compensation of each Non-management Director earned in the calendar year 2013.

Non-management Director Compensation for 2013

	Fees Earned			Non-Equity
	or Paid in	Stock	Option	Incentive Plan
	Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(2)	($)	($)
Philip E. Coviello	86,000	118,470	27,060	—	231,530
Richard G. Dooley	106,000	118,470	27,060	—	251,530
Joe Grills	111,000	118,470	27,060	—	256,530
F. Patrick Hughes	111,000	118,470	27,060	—	256,530
Frank Lourenso	66,000	118,470	27,060	—	211,530
Colombe M. Nicholas	66,000	118,470	27,060	—	211,530
Richard B. Saltzman	66,000	118,470	27,060	—	211,530

(1)	Amounts include the value of deferred stock received in lieu of directors’ fees for service in 2013. As of December 31, 2013, Messrs. Coviello, Dooley, Grills, Hughes, Lourenso and Saltzman and Ms. Nicholas were entitled to 0 shares, 59,963 shares, 38,852 shares, 25,395 shares, 28,935 shares, 33,093 shares and 4,616 shares of deferred stock, respectively.
(2)	Amounts reflect the dollar amount, without any reduction for risk of forfeiture, of the equity awards based on the aggregate grant date fair value recognized for the fiscal year ended December 31, 2013, calculated in accordance with the provision of FASB ASC 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s 2013 Form 10-K.

During 2013, the Company granted Messrs. Coviello, Dooley, Grills, Hughes, Lourenso, Saltzman, and Ms. Nicholas options to acquire 5,500 shares each of Common Stock at $21.54 per share, the market price on February 13, 2013, the date of such option grants, and 5,500 shares of restricted stock. As of December 31, 2013, Messrs. Coviello, Dooley, Grills, Hughes, Lourenso, Saltzman and Ms. Nicholas held options to acquire

37,000 shares, 129,500 shares, 129,500 shares, 129,500 shares, 129,500 shares, 129,500 shares and 14,667 shares, respectively. As of December 31, 2013, Messrs. Coviello, Dooley, Grills, Hughes, Lourenso, Saltzman and Ms. Nicholas held shares of restricted stock in the amounts of 13,625 shares, 13,625 shares, 13,625 shares, 13,625 shares, 13,625 shares, 13,625 shares and 11,459 shares, respectively.

Certain Relationships and Related Transactions

The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our:

  Code of Ethics;

  Corporate Governance Guidelines;

  Nominating and Corporate Governance Committee Charter; and

  Audit Committee Charter.

Our Code of Ethics applies to all of our directors and employees. Review and approval of potential conflicts of interest involving our directors, executive officers or other principal officers may only be conducted by our Board of Directors. A copy of the Company’s Code of Ethics is available through the Investors/Governance/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), in the course of making independence determinations under the Company’s categorical independence standards for directors and the NYSE listing standards. Directors are expected to avoid any action, position or interest that conflicts with the interests of the Company or gives the appearance of a conflict. If an actual or potential conflict of interest develops, the director should immediately report the matter to the Chairman of the Board of Directors. Any significant conflict must be resolved or the director should resign. If a director has a personal interest in a matter before the Board of Directors, the director will disclose the interest to the Board of Directors, excuse himself or herself from discussion on the matter and not vote on the matter. The Corporate Governance Guidelines further provide that the Board of Directors is responsible for reviewing and, where appropriate, approving major changes in and determinations under the Company’s Guidelines, Code of Ethics and other Company policies. The Guidelines also provide that the Board of Directors has the responsibility to ensure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

Our Nominating and Corporate Governance Committee Charter provides that the Committee will, at least annually, review the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, the Company’s legal staff, including its outside legal advisers, is primarily responsible for obtaining information through questionnaires and other procedures from the directors and executive officers with respect to related-person transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.

Pursuant to the Audit Committee charter and the Audit Committee’s policy regarding related-person transactions, as recorded in its minutes, the Audit Committee reviews and approves or ratifies related-person transactions that are required to be disclosed as well as all other related-person transactions identified to the Audit Committee by management or the Company’s internal audit function. In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the Audit Committee routinely considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company and the extent to which such transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the Audit Committee. All related-party transactions described in this Proxy Statement have been reviewed in accordance with this policy.

Joint Ventures. Mr. Cooper has investments in certain real estate joint ventures and limited partnerships. The Company has an interest in certain of these joint ventures and partnerships which own and operate certain of the Company’s property interests. The Company receives various fees related to these joint ventures and partnerships.

Family Relationships. Paul Dooley, Vice President of Property Tax/Insurance of the Company, is the son of Mr. Dooley, a director of the Company. Paul Dooley received total compensation of $380,434 from the Company in fiscal year 2013, calculated in the same manner as the Summary Compensation Table. This compensation includes a cash salary in 2013 as an employee of the Company of $280,000 with the remaining balance comprised of (i) compensation cost to the Company in 2013 of equity awards recognized for financial reporting purposes over the requisite service period, calculated

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Kimco Realty Corporation 2014 Proxy Statement	43

in accordance with the provision of FASB ASC 718, (ii) matching contributions under the Company’s 401(k) plan, (iii) bonuses, and (iv) various benefits.

Prohealth Realty Lease. Kimco Birchwood Jericho Office, LLC, a subsidiary of the Company, has a leasing arrangement with Prohealth Realty covering approximately 7,200 square feet of property located in Jericho, New York for which Prohealth paid $270,996 to the Company during 2013. David Cooper, President and CEO of Prohealth, is a son of Milton Cooper, Executive Chairman of the Company. The Company determined that the leasing terms are consistent with fair market rental values and that the transaction, taken as a whole, is no less favorable to the Company than terms available to an unaffiliated third party under similar circumstances. We are currently discussing two other possible leasing transactions with Prohealth in the metropolitan New York area.

Consortium led by Cerberus Capital Management, L.P. The Company is an investor in a consortium led by Cerberus Capital Management, L.P. that acquired certain Albertsons stores from Albertsons, Inc. in 2006, and the remaining Albertsons stores, as well as the grocery banners of Jewel-Osco, Acme, Shaws and Star Markets, from SUPERVALU in 2013. On March 6, 2014, the consortium, including additional members, agreed to acquire all of the outstanding shares of Safeway Inc. on the terms and subject to the conditions set forth in a merger agreement among the parties to the proposed transaction. The Company expects to contribute up to $90 million of new equity, together with its existing equity stake in the consortium investments, and expects to hold a 9.9% ownership interest in the combined companies. Separate and apart from the Company, Colony Financial, Inc. (NYSE: CLNY) or one or more of its affiliated entities has agreed to participate in the consortium by contributing up to $100 million as an investor in the Safeway transaction, which is expected to represent a 4.3% interest in the combined companies. Richard B. Saltzman, a member of the Board of Directors of the Company, is the chief executive officer, president and a director of Colony Financial, Inc.

Transactions with Ripco Real Estate Corporation. Ripco Real Estate Corp. (“Ripco”) business activities include serving as a leasing agent and representative for national and regional retailers including Target, Best Buy, Kohl’s and others, providing real estate brokerage services and principal real estate investing. Todd Cooper, an officer and 50% stockholder of Ripco, is a son of Milton Cooper. During 2013, the Company paid brokerage commissions of $570,672 to Ripco for services rendered primarily as leasing agent for various national tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services.

During 2013, the Company’s sole remaining joint venture investment with Ripco sold its only operating property for a sales price of $3.5 million, which was encumbered by a $2.8 million loan, which was guaranteed by the Company. As a result of this transaction, the loan was fully repaid, the Company was relieved of the corresponding loan guarantee and, as of December 31, 2013, the Company no longer held any joint venture investments with Ripco.

Audit Committee Report

The Audit Committee (the “Audit Committee”) of the Board of Directors of Kimco Realty Corporation (the “Company”) is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process. During 2013, the Audit Committee was comprised of four directors all of whom were independent as defined under the then current listing standards of the NYSE. Frank Lourenso was appointed to the Audit Committee on February 3, 2014 and is independent as defined under the current listing standards of the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company (the “Board of Directors”). A copy of the Audit Committee Charter, as amended, is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2013 audited consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2013 audited consolidated financial statements and the representations of management and required communications from the Company’s independent registered public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

F. Patrick Hughes, Chairman Philip E. Coviello Richard G. Dooley Joe Grills Frank Lourenso

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Kimco Realty Corporation 2014 Proxy Statement	45

PROPOSAL 2	Charter Amendment to Eliminate Supermajority Voting Requirements

We propose to add a new Section E to Article IV of the Charter, which reads:

E. Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid only if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. This proposal, if approved, would reduce the vote required for the foregoing matters from two-thirds of the votes entitled to be cast to a majority of the votes entitled to be cast.

We recommend stockholders approve this amendment because doing so will allow the Company, with the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast, to amend the Charter, merge, sell of all or substantially all of the assets of the Company, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business. As part of the Company’s general review of its governance provisions, the Board of Directors determined that it is in the Company’s best interests to eliminate the supermajority vote requirement from the Charter.

VOTE REQUIRED

The approval of the Charter amendment to eliminate supermajority voting requirements requires the affirmative vote of two-thirds of the votes entitled to be cast on the matter. For purposes of this vote, abstentions and broker non-votes will have the same effect as votes cast against the Charter amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3	Advisory Resolution to Approve the Company’s Executive Compensation

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a vote for the advisory approval of the Company’s executive compensation as disclosed in this Proxy Statement in accordance with the SEC Rules.

Our Board of Directors is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Executive Compensation Committee of our Board of Directors has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve long-term Company performance	Align executive compensation with the Company’s and the individual’s performance Make a substantial portion of total compensation variable with performance
Align executives’ and stockholders’ interests
  Provide executives with the opportunity to participate in the ownership of the Company
  Reward executives for long-term growth in the value of our stock
  Link executive pay to specific, measurable results intended to create value for stockholders

Motivate executives to achieve key performance goals
  Compensate executives with performance-based awards that depend upon the achievement of established corporate targets
  Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain a talented executive team	Utilize independent compensation consultants and market survey data to monitor pay relative to peer companies

We encourage stockholders to review the Compensation Discussion and Analysis section beginning on page 21 of this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail. Our Board of Directors believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realizing its long-term goals.

The Company has determined to hold a Say-on-Pay advisory vote every year and the next Say-on-Pay advisory vote shall occur at the 2015 Annual Meeting of Stockholders. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), we are asking our stockholders to approve the compensation of our named executive officers by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

The vote sought by this proposal is advisory and not binding on the Company, the Board of Directors or the Executive Compensation Committee. Although the vote is advisory and non-binding, the Company, the Board of Directors and the Executive Compensation Committee value the input of the Company’s stockholders, and the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

Continues on next page▶

Kimco Realty Corporation 2014 Proxy Statement	47

PROPOSAL 3 Advisory Resolution to Approve the Company’s Executive Compensation

VOTE REQUIRED

The vote on the advisory resolution to approve the Company’s executive compensation requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Independent Registered Public Accountants

PricewaterhouseCoopers LLP was engaged to perform the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2013. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than pertaining to its engagement as independent registered public accountants for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and 2012:

Type of Fees	2013	2012
Audit Fees(1)	$1,422,000	$1,372,733
Audit-Related Fees	—	—
Tax Fees(2)	70,733	246,997
All Other Fees(3)	2,460	2,420
Total	$1,495,193	$1,622,150

(1)	Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2013 and 2012 financial statements and internal controls over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and comfort letters issued in connection with debt and equity offerings and filings of the Company’s shelf registration statements, current reports on Form 8-K and Proxy Statements during 2013 and 2012, (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.
(2)	Tax fees consisted of fees billed for professional services for tax compliance and tax consulting services.
(3)	All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants. The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accountants. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2013 and 2012 were pre-approved by the Audit Committee.

PROPOSAL 4	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be the Company’s auditors for the year 2014 and with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP has been the Company’s independent registered public accountants since 1986.

VOTE REQUIRED

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THIS PROPOSAL.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the NYSE. Officers, directors and beneficial owners of more than 10% of the Company’s stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2013, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2013, all such filings under Section 16(a) of the Exchange Act were filed on a timely basis by its officers, directors, beneficial owners of more than 10% of the Company’s stock and other persons subject to Section 16(a) of the Exchange Act.

Stockholder Nominees for Director and Other Stockholder Proposals. Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2015 Annual Meeting of stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices by November 24, 2014 or not less than 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. Under our current

Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at our 2015 Annual Meeting, but not included in Company’s proxy statement, may be made by a stockholder of record at the time of giving notice by the stockholder and at the time of the Meeting who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than 150 days and not later than 5:00 p.m. (local time) on the 120th day prior to the first anniversary of the date of the proxy statement for the 2014 Annual Meeting. In order for a nomination to be considered, the notice must include the information as to such nominee and submitting stockholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such stockholder were to solicit proxies from all stockholders of the Company for the election of such nominee as a director and if such solicitation were one to which Regulation 14A under the Exchange Act applied. In addition, proponents must provide all of the information required by our current Bylaws. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the Bylaw provision noted above by writing to our Secretary at our address listed on the cover of this Proxy Statement. Our current Bylaws were filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2008.

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Kimco Realty Corporation 2014 Proxy Statement	49

Other Matters

Documents Incorporated by Reference. This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Reference should be made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and the Company’s Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein. Documents incorporated by reference (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, within the Investors section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

Attendance and Voting Procedures at the Annual Meeting

If you intend to vote in person, you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Common Stock on March 7, 2014, the record date for voting. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the Meeting.

Location of Annual Meeting – Grand Hyatt New York, 109 E. 42nd Street, New York, NY 10017

Kimco Realty Corporation 2014 Proxy Statement	51

ANNEX A

We calculate funds from operations (“FFO”) (a non-GAAP financial measure within the meaning of the rules of the SEC) from net income available to the Company’s common stockholders, as shown on our Consolidated Statements of Operations, excluding (i) gains from sales of depreciated property, (ii) impairments of depreciable real estate and (iii) impairments of non-consolidated entities that are in-substance real estate investments, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures and adjustments for unrealized remeasurement of derivative instruments. We present FFO as adjusted as an additional supplemental measure as we believe it is more reflective of the Company’s core operating performance. We believe FFO as adjusted provides investors and analysts an additional measure in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We calculate FFO, as adjusted, (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with the calculation of FFO as described in the previous sentence and excluding the effects of certain transactional income and expenses and non-operating impairments. We believe that FFO and FFO, as adjusted, are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

Reconciliation of Net Income to FFO and FFO, as adjusted
(in thousands, except per share data) (unaudited)

	Year Ended December 31,
	2013	2012
Net income available to common stockholders	$177,987	$172,673
Gain on disposition of operating property, net of noncontrolling interests	(45,330)	(84,828)
Gain on disposition of joint venture operating properties	(113,937)	(27,927)
Depreciation and amortization – real estate related	250,253	257,278
Depr. and amort. – real estate jv’s, net of noncontrolling interests	117,743	133,734
Impairments of operating properties, net of tax & noncontrolling interests	165,825	59,510
Funds from operations	552,541	510,440
Transactional (income) / charges, net	(8,831)	3,761
Funds from operations as adjusted	$543,710	$514,201
Weighted average shares outstanding for FFO calculations:
Basic	407,631	405,997
Units	1,523	1,455
Dilutive effect of equity awards	2,541	2,106
Diluted	411,695 (1)	409,558	(1)

FFO per common share – basic	$1.36	$1.26
FFO per common share – diluted	$1.35	$1.25
FFO, as adjusted per common share – diluted	$1.33 (1)	$1.26	(1)

(1)	Reflects the potential impact if certain units were converted to Common Stock at the beginning of the period. FFO would be increased by $2,516 and $2,127 for the years ended December 31, 2013 and 2012, respectively.

We calculate EBITDA (a non-GAAP financial measure within the meaning of the rules of the SEC) which is defined as earnings before (i) interest, (ii) taxes, (iii) gains from sales of depreciated property, (iv) impairments of depreciable real estate, (v) impairments of non-consolidated entities that are in-substance real estate investments, (vi) remeasurement adjustment of derivative instruments and (vii) depreciation and amortization. EBITDA as adjusted excludes the effects of non-operating transactional income and expenses. We calculate Retail EBITDA, as adjusted, (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with EBITDA as described in the previous sentence and excluding the effects of non-operating impairments, certain transactional income and expenses and non-retail EBITDA. We believe that EBITDA, EBITDA, as adjusted and Retail EBITDA, as adjusted, are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

Reconciliation of Net Income to EBITDA, EBITDA as adjusted and Retail EBITDA, as adjusted
(in thousands) (unaudited)

	Year Ended December 31,
	2013	2012
Net Income	$241,353	$280,275
Interest	213,911	225,710
Interest - discontinued operations	(300)	2,882
Depreciation and amortization	247,537	236,923
Depreciation and amortization- discontinued operations	10,317	25,820
Gain on sale of operating properties	(45,693)	(87,023)
Gain on sale of joint venture operating properties	(148,564)	(27,805)
Impairment/loss on operating properties held for sale/sold	98,814	49,726
Impairment charges	91,404	10,287
Impairment of joint venture property carrying values	29,464	11,028
Provision for income taxes, net	34,871	17,315
Provision/(benefit) for income taxes-discontinued operations, net	(15,148)	(12,208)
Consolidated EBITDA	757,966	732,930
Transactional income, net	(24,527)	(18,376)
Consolidated EBITDA as adjusted	$733,439	$714,554

Consolidated EBITDA	$757,966	$732,930
Prorata share of interest expense - real estate jv’s	114,147	135,749
Prorata share of interest expense - other investments	11,090	25,152
Prorata share of depreciation and amortization - real estate jv’s	110,088	112,762
Prorata share of depreciation and amortization - other investments	11,006	21,903
EBITDA including prorata share - JV’s	1,004,297	1,028,496
Transactional income, net	(24,527)	(18,376)
EBITDA as adjusted including prorata share - JV’s	979,770	1,010,120
Less: Non-retail EBITDA	32,506	64,162
Retail EBITDA, as adjusted including prorata share - JV's	$947,264	$945,958

Kimco Realty Corporation 2014 Proxy Statement	53

KIMCO REALTY CORPORATION
3333 NEW HYDE PARK ROAD
STE 100
NEW HYDE PARK, NY 11042

AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time ON 5/5/2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time ON 5/5/2014. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M68172-P50033	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

KIMCO REALTY CORPORATION							For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote "FOR" all of the following nominees:
DIRECTORS							☐	☐	☐

1	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES:

		01)	M. Cooper	04)	J. Grills	07)	F. Lourenso
		02)	P. Coviello	05)	D. Henry	08)	C. Nicholas
		03)	R. Dooley	06)	F. P. Hughes	09)	R. Saltzman

The Board of Directors recommends
ê
The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S CHARTER TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS.	☐	☐	☐

3	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ADVISORY RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION.	☐	☐	☐

4	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.	☐	☐	☐

5	-	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET For security purposes, please bring this ticket and valid picture identification with you if you are attending the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M68173-P50033

KIMCO REALTY CORPORATION
PROXY
This Proxy is Solicited on Behalf of the Board of Directors of
Kimco Realty Corporation

The undersigned stockholder of Kimco Realty Corporation, a Maryland corporation (the "Company"), hereby appoints Milton Cooper and Bruce Rubenstein, or either of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned with all powers possessed by the undersigned if personally present at the meeting, and to vote all of the shares of common stock of the Company held of record by the undersigned at the close of business on March 7, 2014, at the Annual Meeting of Stockholders to be held on May 6, 2014, at 10:00 a.m., local time, or any postponement(s) or adjournment(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy, and revokes any proxy heretofore given with respect to such meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Trustee to vote shares of common stock of the Company, allocated respectively, to accounts of the undersigned under The Kimco Realty Corporation 401(k) Plan and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this proxy card.

The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Director nominees named in the Proxy Statement, FOR the approval of an amendment to the Company's charter to eliminate supermajority voting requirements, FOR the advisory resolution to approve the Company's executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2014.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, this proxy will be voted FOR each nominee and FOR proposals 2, 3 and 4. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Continued and to be signed on reverse side